                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                                SUNAMERICA INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

SUNAMERICA INC.                                                                                        ELI BROAD
                                                                                                       Chairman and
1 SunAmerica Center                                                                                    Chief Executive Officer
Century City
Los Angeles CA 90067-6022
310.772.6000

                                                        [SUNAMERICA LOGO]


December 31, 1997

Dear Fellow Shareholder:

     Your officers and directors join me in inviting you to attend the 1998 Annual Meeting of Shareholders of SunAmerica Inc. The formal notice of this meeting and the Proxy Statement accompany this letter.

     By attending the meeting you will have an opportunity to hear the plans for our Company's future, to meet your officers and directors and to participate in the business of the meeting. If it is not possible for you to attend, please return the enclosed proxy immediately to insure that your shares will be voted. Since mail delays occur frequently, it is important that the proxy be returned well in advance of the meeting.

     We look forward to seeing you in the Grand Salon of the Park Hyatt Hotel in Century City, Los Angeles, California, at 2:00 p.m. on Friday, February 13, 1998.

                                          Sincerely,


                                          /s/ ELI BROAD

                                SUNAMERICA INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD FEBRUARY 13, 1998

To the holders of the Common and Class B Common Stock of SunAmerica Inc.:

     The Annual Meeting of Shareholders of SunAmerica Inc. will be held on Friday, February 13, 1998, at 2:00 p.m. in the Grand Salon of the Park Hyatt Hotel, 2151 Avenue of the Stars, Los Angeles, California for the following purposes:

     (1) To elect eleven (11) directors for the ensuing year;

     (2) To consider and vote upon the SunAmerica 1997 Employee Stock Purchase Plan;

     (3) To consider and vote upon the 1998 Long-Term Performance-Based Incentive Plan for the Chief Executive Officer; and

     (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on December 15, 1997 as the record date for determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournment thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Susan L. Harris
                                          Senior Vice President and Secretary

Los Angeles, California
December 31, 1997

                                SUNAMERICA INC.
                              1 SUNAMERICA CENTER
                       LOS ANGELES, CALIFORNIA 90067-6022

                               DECEMBER 31, 1997

                                PROXY STATEMENT
                                      FOR

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 13, 1998

To Our Shareholders:

     Your Board of Directors furnishes this Proxy Statement in connection with its solicitation of your Proxy in the form enclosed to be used at the Company's annual meeting of shareholders (the "Annual Meeting") to be held on Friday, February 13, 1998, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

     The Company's Annual Report for the fiscal year ended September 30, 1997, including audited financial statements, is being mailed to shareholders concurrently herewith.

     We cordially invite you to attend the meeting. Whether or not you plan to attend, we urge you to date, sign and return your Proxy promptly in the envelope enclosed. You may revoke your Proxy at any time prior to its exercise at the annual meeting by notice to the Company's Secretary, or by timely delivery to the Company of a subsequently dated and executed Proxy and, if you attend the meeting, you may vote your shares in person.

     Only holders of record of the 178,810,171 shares of Common Stock and the 16,272,702 shares of Nontransferable Class B Stock ("Class B Stock") outstanding as of the close of business on December 15, 1997, are entitled to vote at the meeting.

     At the Annual Meeting, shareholders will have the opportunity to (i) elect eleven directors for the ensuing year; (ii) approve the SunAmerica 1997 Employee Stock Purchase Plan (the "ESPP") and (iii) approve the 1998 Long-Term Performance-Based Incentive Plan for the Chief Executive Officer (the "1998 Incentive Plan"). Each holder of Common Stock is entitled to one vote for each share held and each holder of Class B Stock is entitled to ten votes for each share held. There is no right to cumulate votes as to any matter.

     Votes present in person or by proxy at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. Abstentions will be counted for purposes of determining whether a quorum is present. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting constitutes a quorum.

     The election of directors requires a plurality of the votes cast by the holders of Common Stock and Class B Stock, voting as a single class, with a quorum present. Abstentions and broker non-votes have no effect on the plurality vote for the election of directors.

     Approval of the ESPP requires the affirmative vote of the majority of votes cast by the holders of Common Stock and Class B Stock, voting as a single class with a quorum present. Abstentions and broker non-votes have no effect on the majority vote required to approve this matter.

     Approval of the 1998 Incentive Plan requires the affirmative vote of the majority of the votes cast by the holders of Common Stock and Class B Stock, voting as a single class with a quorum present. Abstentions and broker non-votes have no effect on the majority vote required to approve this matter. With Mr. Broad's agreement, the Board has conditioned approval of the 1998 Incentive Plan on an affirmative vote of the majority of the votes cast on the matter, other than the votes represented by the shares as to which Mr. Broad has or shares the power to vote. For purposes of this vote, abstentions and broker non-votes will have no effect.

     Mr. Broad, Chairman of the Board, President and Chief Executive Officer of the Company, holds or exercises voting power over shares which represent approximately 41.3% of the shares entitled to be cast. Mr. Broad intends to cast an affirmative vote for each director nominee, the ESPP and the 1998 Incentive Plan.

     The persons named as proxies in the enclosed forms are Messrs. Eli Broad, Chairman of the Board, President and Chief Executive Officer, and Jay S. Wintrob, Vice Chairman.

                             ELECTION OF DIRECTORS

     At the meeting, management will present as nominees and recommend to the shareholders that each of the eleven persons listed below be elected to serve for a term of one year and until their successors are duly elected and qualified. Each nominee has agreed to serve if elected. All nominees, except Mr. Heasley, were elected to the Board of Directors at the last shareholders' meeting. Should any nominee become unable to serve as a director, the persons named in the enclosed form of Proxy will, unless otherwise directed, vote for the election of such other person as the present Board of Directors may recommend in place of such nominee.

     The following sets forth certain biographical information, present occupation, and business experience for the past five years for each of the nominees:
--------------------------------------------------------------------------------
  [PHOTO]       Eli Broad, age 64, a co-founder of the Company in 1957, is
 ELI BROAD      Chairman of the Board of Directors, President and Chief
                Executive Officer. Mr. Broad is Founder-Chairman of Kaufman and
                Broad Home Corporation; a former director of the Federal
                National Mortgage Association; a member of the board of the Los
                Angeles Business Advisors; a member of the California Business
                Roundtable; co-owner and co-Chairman of the Sacramento Kings and ARCO Arena; Chairman of the Executive Committee of the Los
                Angeles World Affairs Council; a director of D.A.R.E. America; a trustee of the California Institute of Technology; former Vice
                Chairman of the California State University system; and former
                Chairman and a life trustee of Pitzer College. The Eli Broad
                College of Business and Graduate School of Management at his alma mater, Michigan State University, are named in his honor.
                He is the Founding Chairman of The Museum of Contemporary Art
                (MOCA) in Los Angeles; a trustee and Executive Committee member of the Los Angeles County Museum of Art; a director of the UCLA/Armand Hammer Museum of Art; a trustee of the Archives of American Art of The Smithsonian Institution; a member of the Board of Governors of The Music Center for Los Angeles County;
                and Chairman of the Disney Concert Hall Oversight Committee. Mr.
                Broad has been a director of the Company since 1961.

--------------------------------------------------------------------------------

   [PHOTO]      William F. Aldinger, III, age 50, has been Chairman and
  WILLIAM F.    Executive Officer of Household International since 1994. Prior
ALDINGER, III   to joining Household International, Mr. Aldinger was named
                Executive Vice President of Wells Fargo Bank private banking group in 1986 and Vice Chairman for the private banking group and the consumer credit group in 1992. He was appointed to head the Wells Fargo Bank retail banking group and consumer credit group in 1993. Mr. Aldinger is a member of the Board of Trustees of Northwestern University and the Orchestral Association
                Chicago Symphony Orchestra. He also serves as a member of the Board of Directors of Stone Container Corporation, and the combined Board of Directors of Children's Memorial Medical
                Center/Children's Memorial Hospital and the Children's Memorial
                Foundation. Mr. Aldinger is a member of the Listed Company
                Advisory Committee to the New York Stock Exchange. Mr. Aldinger has been a director of the Company since 1996.

--------------------------------------------------------------------------------

     [PHOTO]    Karen Hastie-Williams, age 53, has been a partner with the law
      KAREN     firm of Crowell & Moring since December 1982. Prior to joining
HASTIE-WILLIAMS Crowell & Moring, Ms. Williams was Administrator of the Office
                of Federal Procurement Policy, Office of Management and Budget, and from 1977 to 1980 served as Chief Counsel to the United
                States Committee on the Budget. She is a director of Crestar
                Financial Services Corporation, the Federal National Mortgage
                Association, Washington Gas and Light Company, Gannett Co., Inc.
                and Continental Airlines, Inc. She also serves as Trustee of the NAACP Legal Defense Fund, Inc., the Lawyers' Committee for Civil
                Rights Under Law, the Enterprise Foundation, Amherst College and the Greater Washington Research Center and as Chair of the Black
                Student Fund. Ms. Williams is a member of the National, American and Washington bar associations and the Consultant Advisory
                Panel of the Comptroller General of the United States. She has been a director of the Company since 1994.

--------------------------------------------------------------------------------

   [PHOTO]      Philip G. Heasley, age 48, has been Vice Chairman and President
   PHILIP G.    of First Bank, Retail Product Group, since 1994. Mr. Heasley
   HEASLEY      first joined First Bank in 1987 as Senior Vice President,
                Consumer Banking, and was named Executive Vice President in
                1989. Prior to joining first Bank, he was with Citibank, N.A., Citicorp, New York, where he served as Senior Vice President in
                1985; President and Chief Operating Officer, Citicorp Diners
                Club, Denver, in 1982; President and Business Manager, Retail
                Consumer Service, Los Angeles and Denver, in 1978; and Chief
                Financial Officer, Citibank, N.A., Rochester, in 1976. He is a director of VISA USA, Integrion, and Twin Cities Business
                Monthly Editorial. Mr. Heasley is a member of the Board of Trustees of the Science Museum of Minnesota and a director of Walker Art Center, Catholic Charities, and Basilica Capital
                Endowment Fund.

--------------------------------------------------------------------------------

 [PHOTO]        David O. Maxwell, age 67, is retired Chairman and Chief
 DAVID O.       Executive Officer of the Federal National Mortgage Association,
 MAXWELL        having served from 1981-1991. He is a director of Corporate
                Partners, L.P., Financial Security Assurance Holdings Ltd. and
                Potomac Electric Power Company. He is a member of the Trustees'
                Council and co-chair of The Circle of the National Gallery of Art. He also serves on the governing boards of The Brookings
                Institution, The Enterprise Foundation, The European Institute,
                Arena Stage, WETA, the public television and radio stations in metropolitan Washington, D.C., and is a Life Trustee of the Urban Institute. He has been a director of the Company since
                1985.

--------------------------------------------------------------------------------

   [PHOTO]      Barry Munitz, Ph.D., age 56, will become President and Chief
BARRY MUNITZ    Executive Officer of The J. Paul Getty Trust, effective January
                6, 1998. He has been the Chancellor and Chief Executive Officer of the California State University system since 1991. From 1982 to 1991, he was President and Chief Operating Officer of Federated Development Co.; Vice Chairman, MAXXAM, Inc.; Chair and Chief Executive Officer, United Financial Group; and director, Charter BancShares, Kaiser Aluminum and Simplicity
                Patters. Dr. Munitz serves on the Boards of Directors of Sallie
                Mae, Inc. and KCET Public Television. He has been a director of the Company since 1994.

--------------------------------------------------------------------------------

   [PHOTO]      Lester Pollack, age 64, is Managing Director of Centre Partners
LESTER POLLACK  Management LLC, Managing Director of Lazard Freres & Co. LLC. He
                is a director and Chairman of the Board of Fire Arms Training
                Systems, Inc. He is also a director of Tidewater, Inc., LaSalle
                Re Holdings Limited and Parlex Corporation. Mr. Pollack is a
                Trustee of New York University and a member of the Council on Foreign Relations. He is past Chairman of the Conference of Presidents of Major American Jewish Organizations. He has been a director of the Company since 1981.

--------------------------------------------------------------------------------

  [PHOTO]       Carl E. Reichardt, age 66, is retired Chairman and Chief
  CARL E.       Executive Officer of Wells Fargo & Company and its principal
 REICHARDT      subsidiary, Wells Fargo Bank, having served in those positions since 1983. Mr. Reichardt joined Wells Fargo & Company in 1970, was named Executive Vice President in 1973 and President of Wells Fargo Bank in 1978. He is a director of ConAgra, Inc.,
                Columbia/HCA Healthcare Corporation, Ford Motor Company, Pacific
                Gas and Electric Company, McKesson Corporation, Newhall
                Management Corporation, and Wells Fargo & Company. He has been a director of the Company since 1995.

--------------------------------------------------------------------------------

   [PHOTO]      Sanford C. Sigoloff, age 67, has been Chairman, President and
  SANFORD C.    Chief Executive Officer of Sigoloff & Associates, Inc. since
   SIGOLOFF     1989 and was President and Chief Executive Officer of LJ Hooker
                Corporation, Inc. from 1989 to 1992. He was Chairman, President and Chief Executive Officer of Wickes Companies, Inc., a retail and wholesale merchandiser, from 1982 to 1988. In 1988, Mr.
                Sigoloff received a Presidential appointment to the United
                States Holocaust Memorial Council in Washington, D.C. Mr.
                Sigoloff is a director of Kaufman and Broad Home Corporation, Movie Gallery, Inc., ChatCom, Inc., Digital Video Systems, Inc., and the National Conference of Christians and Jews; a former member of the California State Board of Education; a trustee of the UCLA Foundation and the Medical Centers of Cedars-Sinai and Chaim Sheba; a member of the Executive Committee of the City of Hope and the Executive Board of the American Jewish Committee; a national trustee and Vice President of the National Jewish
                Hospital and Research Center-National Asthma Center. Mr.
                Sigoloff is also a professor at the UCLA John E. Anderson
                Graduate School of Management. He has been a director of the Company since 1979.

--------------------------------------------------------------------------------

   [PHOTO]      Harold M. Williams, age 69, has been Chief Executive Officer of
  HAROLD M.     The J. Paul Getty Trust since 1981 and will retire effective
  WILLIAMS      January 5, 1998. He served as the Chairman of the Securities and
                Exchange Commission from 1977 to 1981 and Dean of the Graduate
                School of Management at the University of California, Los
                Angeles, from 1970 to 1977. Prior to then, he served as Chairman of the Board of Norton Simon, Inc. Mr. Williams is currently on the Board of Directors of Times-Mirror Corp. Mr. Williams also serves as a director of the Los Angeles Philharmonic and the Committee for Economic Development. He has been a director of the Company since 1992.

--------------------------------------------------------------------------------

    [PHOTO]     Mr. Wintrob, age 40, is Vice Chairman of the Company and
JAY S. WINTROB  President of SunAmerica Investments, Inc. Mr. Wintrob joined the
                Company in 1987 and previously served as Executive Vice
                President (1991-95). Prior to joining the Company, Mr. Wintrob was an attorney with O'Melveny & Myers in Los Angeles. He is a director of the Los Angeles Area Chamber of Commerce and The
                Wellness Community, and a member of the Board of Visitors of the UCLA John E. Anderson Graduate School of Management. He is
                President of the Board of Directors of Bet Tzedek Legal
                Services -- The House of Justice, a leading Los Angeles legal services organization. He has been a director of the Company since February 1997.

     The Company's Board of Directors held five meetings during fiscal year 1997. In addition, management confers frequently with its directors on an informal basis to discuss Company affairs. Directors are reimbursed for travel and other expenses related to attendance at Board and committee meetings. Other than Mr. Broad and Mr. Wintrob, directors for fiscal year 1997 received a quarterly retainer of $6,250, plus $1,000 for each meeting of the Board or of a Board committee attended; if two such meetings were held on the same day, only $500 was paid for the second meeting. Additionally, each committee chairman received a quarterly retainer of $1,250. Directors may defer all or a portion of their fees until a later specified event, such as retirement.

     Additionally, last year the shareholders approved the Non-Employee Directors' Stock Option Plan (the "Director Plan"). Under the Director Plan, each non-employee director elected to serve on the Board of Directors receives an annual option grant to acquire 1,500 shares when elected and annually thereafter each year he or she is re-elected to the Board of Directors. The exercise price of the options will be the fair market value of the Common Stock of the Company on the date of grant. During fiscal year 1997 each director, other than Messers. Broad and Wintrob, received options to purchase 1,500 shares at an exercise price of $32.96 per share.

     In addition to the annual grants described above, the Director Plan provides that each non-employee director may elect to receive stock options in lieu of all or a portion of the annual retainer. The exercise price of the option will be the fair market value of the Common Stock of the Company on the date of grant. During fiscal year 1997, two directors making this election were each granted options to purchase 1,875 shares at an exercise price of $32.96 per share.

     The Company has implemented a Charitable Award Program which provides, upon the death of a director, an aggregate $500,000 donation to up to five charitable organizations of such director's choice. The Company also has a retirement benefit for directors who serve a minimum of three years, which is the continuation of one-half the annual retainer for each year of service up to a maximum of ten years. During fiscal year 1997 retirement benefits were paid to two former directors in the amount of $12,500 each.

     The Company's Board of Directors has several standing committees, including a Personnel, Compensation and Stock Plan Committee, an Audit and Compliance Committee and a Nominating Committee. The Personnel, Compensation and Stock Plan Committee held three meetings during fiscal year 1997 to review, discuss and advise management and to make recommendations to the Board of Directors regarding compensation and other employment benefits afforded officers and employees of the Company. The current members of the Personnel, Compensation and Stock Plan Committee are Directors Maxwell (Chairman), Aldinger, Hastie-Williams, Reichardt and Williams.

     The Audit and Compliance Committee held two meetings during fiscal year 1997. The function of the Audit and Compliance Committee is to review and approve the selection of and all services performed by the Company's independent accountants, to meet and consult with, and to receive reports from, the Company's independent accountants, its financial and accounting staff and its controls evaluation and audit department and report to the Board of Directors with respect to the scope of audit procedures, accounting practices, and internal accounting and financial controls of the Company. The committee's current members are Directors Williams (Chairman), Aldinger, Munitz, Pollack and Sigoloff.

     The Nominating Committee oversees the election of directors and reviews Company policy as it relates to the Board of Directors. The Nominating Committee held one meeting during fiscal year 1997. The Committee develops guidelines for the composition of the Board, and proposes to the Board prospective candidates. The Nominating Committee does not entertain nominations to the Board of Directors made by shareholders. The current members of the Nominating Committee are Directors Pollack (Chairman), Hastie-Williams, Maxwell, Munitz and Reichardt.

     During the fiscal year ended September 30, 1997, each director attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and
(2) the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served); except for Mr. Reichardt who attended 75% of all such regularly scheduled meetings and 66% of all meetings held.

                         BENEFICIAL OWNERSHIP OF SHARES

     The following information is furnished as of December 15, 1997, to indicate beneficial ownership by each director, nominee and certain executive officers, individually, and all executive officers and directors of the Company, as a group, of shares of the Company's Common Stock and its Class B Stock. The Class B Stock is convertible at any time by the holder thereof into Common Stock. Each share of Class B Stock has 10 times the voting rights of each share of Common Stock and receives a dividend equal to 90% of any cash dividend paid on the Common Stock. All share numbers contained below and elsewhere in this Proxy Statement reflect a 3-for-2 stock split paid on August 29, 1997.

                                                                AMOUNT           PERCENT OF
                   NAME OF BENEFICIAL OWNER              BENEFICIALLY OWNED(1)      VOTE
        ----------------------------------------------   ---------------------   ----------
        William F. Aldinger, III......................              2,906              *
        Eli Broad.....................................         24,446,320(2)          42%
        Michael L. Fowler.............................             24,877(3)           *
        Karen Hastie-Williams.........................                300              *
        Philip G. Heasley.............................                 --             --
        Gary W. Krat..................................            346,777(4)           *
        David O. Maxwell..............................             46,540              *
        Barry Munitz..................................             40,500              *
        Lester Pollack................................             11,531              *
        Carl E. Reichardt.............................              6,000              *
        Sanford D. Sigoloff...........................             47,250              *
        Joseph M. Tumbler.............................            102,224(5)           *
        Harold M. Williams............................              2,250              *
        Jay S. Wintrob................................            931,254(6)           *
        All directors and officers as a group
          (25 persons)................................         28,077,818(7)          43%
                                                               ==========            ===

---------------

  * Less than 1%.

(1) Unless otherwise indicated, (i) beneficial ownership is direct, (ii) the person indicated has sole voting and investment power and (iii) the shares are Common Stock.

(2) Of these holdings, 10,705,879 shares are Common Stock and 13,740,441 shares are Class B Stock. Of the Common Stock, 1,063,773 shares represent restricted shares granted under the Company's employee stock plans as to which Mr. Broad has no investment power; 113,769 shares are registered in the name of a corporation of which Mr. Broad is a director and has sole voting and dispositive powers; 97,704 shares are held by a foundation of which Mr. Broad is a director and shares voting and dispositive powers; and 6,949,512 shares represent employee stock options held by Mr. Broad which are or will become exercisable on or before February 15, 1998 and as to which he has no voting or investment power. Of the Class B Stock, 1,056,231 shares are held in the name of a corporation of which Mr. Broad is a director and has sole voting and dispositive powers; and 12,684,210 shares are held directly by Mr. Broad. Mr. Broad has beneficial ownership of approximately 5.7% of the Common Stock outstanding and 84.4% of the Class B Stock outstanding.

(3) Of these holdings, 18,000 shares represent employee stock options held by Mr. Fowler which are or will become exercisable on or before February 15, 1998, and as to which he has no voting or investment power.

(4) Of these holdings, 346,650 shares represent employee stock options held by Mr. Krat which are or will become exercisable on or before February 15, 1998, and as to which he has no voting or investment power.

(5) Of these holdings, 102,000 represent employee stock options held by Mr. Tumbler which are or will become exercisable on or before February 15, 1998, as to which he has no voting or investment power.

(6) Of these holdings, 59,481 shares represent restricted shares granted under the Company's employee stock plans as to which Mr. Wintrob has no investment power; and 780,750 shares represent employee stock options held by Mr. Wintrob which are or will become exercisable on or before February 15, 1998, and as to which he has no voting or investment power.

(7) Of these aggregate holdings, 9,550,974 shares represent employee stock options held by such persons which are or will become exercisable on or before February 15, 1998, and as to which no voting or investment power is held; and 1,590,504 shares represent restricted shares granted under the Company's employee stock plans as to which no investment power is held. Last year, the Company amended the terms of certain restricted stock awards, replacing the awards with awards of restricted stock units. When the award was in the form of restricted stock, officers were entitled to vote such shares. However, when replaced with restricted stock units, officers no longer have any voting authority with respect to shares underlying the restricted stock units. As a result, such units are not reflected in the holdings set forth above. See footnote 3 to the Executive Compensation Table for more information. All directors and executive officers as a group have beneficial ownership of approximately 7.6% of the Common Stock outstanding, and 84.4% of the Class B Stock outstanding.

     The Company knows of no person who owned in excess of 5% of the outstanding Common or Class B Stock except for Mr. Broad, whose business address is 1 SunAmerica Center, Los Angeles, California 90067-6022, and the following trusts formed by Mr. Broad: the Eli and Edythe L. Broad 1980 Family Trust, of which his sons and grandchildren are the beneficiaries, and the Eli Broad 1983 Trust, of which his estate is the beneficiary (collectively, the "Family Trusts"). The business address of the Family Trusts is in the care of the trustee, Cindy Quane, 1999 Avenue of the Stars, Suite 3170, Los Angeles, California 90067. The Family Trusts beneficially own, in the aggregate, 2,531,250 shares of Class B Stock, or approximately 15.6% of the Class B Stock outstanding and 7,160,644 shares of Common Stock, or approximately 4% of the Common Stock outstanding.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934 (the "1934 Act"), all of such forms were filed on a timely basis by reporting persons.

                      PROPOSAL FOR SHAREHOLDER APPROVAL OF
                 SUNAMERICA'S 1997 EMPLOYEE STOCK PURCHASE PLAN

     GENERAL. The Board of Directors has adopted, subject to shareholder approval, the SunAmerica 1997 Employee Stock Purchase Plan (the "ESPP"). Under the ESPP, each eligible employee electing to participate will be granted an option to purchase shares of the Company's Common Stock by means of limited payroll deductions, at a discount to the market price of the Common

Stock as of specified dates. The ESPP is intended to constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

     The Board of Directors believes that the ESPP will provide employees of the Company and its subsidiaries with incentive to become a shareholder of the Company and thereby advance the best interests of the Company by providing a method whereby they may voluntarily purchase Common Stock at a favorable price and upon favorable terms.

     A summary description of the ESPP is set forth below. This description is qualified by reference to the full text of the ESPP, which is set forth as Appendix A to this Proxy Statement. The ESPP is being submitted for shareholder approval because such approval is required by regulations promulgated under
Section 423 of the Internal Revenue Code (the "Code"). If stockholders do not approve the ESPP, it will not be adopted.

     ADMINISTRATION. The ESPP is administered by the Personnel, Compensation and Stock Plan Committee of the Board of Directors (the "Committee") which is composed of non-employee directors who are not eligible to participate in the ESPP. The Committee has full power and discretion to construe and interpret the ESPP and may appoint appropriate individuals to carry out administrative functions under the ESPP. The Company has contracted with The Bank of New York to be the recordkeeper for the ESPP.

     AUTHORIZED SHARES. The maximum aggregate number of shares of the Company's Common Stock that may be purchased under the ESPP is 1,500,000 shares (as adjusted for the August 1997 3-for-2 stock split), subject to adjustment as described below. The shares may be authorized but unissued shares of the Company or reacquired shares bought on the open market for that purpose.

     If the outstanding shares of Common Stock are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company through a reorganization or merger in which the Company is not the surviving entity, or through a combination, reclassification, stock split, stock dividend, stock consolidation or otherwise, an appropriate adjustment will be made in the number and kind of shares that may be issued under the ESPP.

     OPERATION OF THE ESPP. The ESPP operates in successive 12-month offering periods, or such other length of time the Committee determines as appropriate (each an "Offering Period"). On the first day of each Offering Period (the "Grant Date"), each participant will be granted an option (the "Option") to purchase shares of the Company's Common Stock (a "Share" or "Shares"). The amount elected for contribution under the ESPP will be deducted from each participant's paycheck and will be credited to a bookkeeping account (the "Account") maintained on behalf of each participant.

     The Option will be exercised immediately following the last day of the Offering Period, which is the "Exercise Date". The number of Shares acquired upon exercise of the Option will be determined by dividing a participant's Account balance as of the Exercise Date by the Option Price. The "Option Price" will be the lesser of: (i) 90% of the fair market value of a Share on the Grant Date; or (ii) 90% of the fair market value of a Share on the Exercise Date. Fair market value is defined as the closing price of the Company's Common Stock on the relevant date.

     The discount value at which Shares will be purchased under the ESPP may range from 100% to 85% but will be set at 90% unless the Committee declares a different discount value in advance of a Grant Date. A participant's Option will be exercised automatically following the Exercise Date.

     If the shareholders approve the ESPP, the first Offering Period will be the 12 months beginning July 1, 1997 and ending June 30, 1998.

     ELIGIBILITY. All employees of the Company or any of its subsidiaries will be "Eligible Employees" except employees within the following groups, unless the Committee, in advance of a Grant Date, determines that such employees will also be "Eligible Employees": (1) any employee who has not, as of the applicable Grant Date, completed at least 12 months of continuous employment with the Company or a subsidiary; and (2) any employee whose customary employment is 20 hours or less per week; and (3) any employee whose customary employment is for not more than five months in a calendar year; and (4) any employee who earns more than $80,000 per year and who, during the 24 months preceding a Grant Date, has received a grant under any compensation, common stock or option based plan sponsored by the Company which has a performance measurement period of longer than one fiscal year.

     Employees who own 5% or more of the voting stock of the Company or any subsidiary are specifically excluded from participating in the ESPP.

     Approximately 1300 employees were eligible to elect to participate in the ESPP for the first Offering Period. Executive officers and other senior members of management are not eligible to participate in the ESPP.

     Total option grants under the ESPP are not yet determinable as it depends on the number of employees electing to participate in the ESPP, the percentage of each such employee's compensation contributed under the ESPP and the relative price of the stock as of the first day and the last day of the respective Offering Period.

     NO TRANSFERABILITY. The rights to purchase Common Stock under the ESPP, as well as amounts credited to a participant's Account, are not assignable or transferable. Only a participant may exercise his or her Option to purchase Common Stock under the ESPP during his or her lifetime. The ESPP does not contain any provisions allowing a person to create a lien under the ESPP.

     TERM OF THE ESPP; AMENDMENT OR TERMINATION. The ESPP will be effective commencing with the July 1, 1997 Offering Period. No new Offering Periods will commence after June 30, 2007 and will terminate on the first business day following such date or, if an Offering Period is in effect at such time, the Exercise Date for such Offering Period, unless sooner terminated by the Committee as provided for in the ESPP.

     The Board or Directors or the Committee may amend, modify or terminate the ESPP at any time without notice (and without shareholder approval) provided that the existing rights of participants are not adversely affected thereby.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE SUNAMERICA 1997 EMPLOYEE STOCK PURCHASE PLAN.

                    PROPOSAL FOR SHAREHOLDER APPROVAL OF THE
                1998 LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN
                        FOR THE CHIEF EXECUTIVE OFFICER

     In 1994, the Company adopted, with shareholder approval, a long-term stock-based incentive plan (the "1994 Incentive Plan") for Eli Broad, the Chairman, President and Chief Executive Officer of the Company. The 1994 Incentive Plan's purpose was to reward Mr. Broad and provide incentives for continuing the Company's superior performance and achieving significant gains in shareholder wealth. During the time the 1994 Incentive Plan has been in place, the Company has enjoyed significant shareholder returns, which have substantially outperformed those of competing companies and the S&P 500 Index. Due to the continued growth in shareholder returns during Mr. Broad's tenure over the period during which the 1994 Incentive Plan has been in place, the Board and the Personnel, Compensation and Stock Plan Committee (the "Committee") believe that it is in the best interests of the Company to continue rewarding Mr. Broad based upon the Company's continuing to achieve significant gains in shareholder wealth.

     When the 1994 Incentive Plan was proposed, the Board selected the S&P 500 Index against which to measure Company performance because it reflects the broad choice of stock investment alternatives available to shareholders and because it is independently calculated and widely available. The Board continues to believe that the S&P 500 Index is an appropriate index against which to measure the Company's performance. To this end, the Board and the Committee have approved and recommend for shareholder approval a new long-term stock-based incentive plan (the "1998 Incentive Plan") for Mr. Broad, providing for long-term grants only if the Company outperforms the S&P 500 Index. With Mr. Broad's agreement, the Board has conditioned approval of the 1998 Incentive Plan on the affirmative vote of the majority of the votes cast on the matter, other than the votes represented by the shares as to which Mr. Broad has or shares the power to vote.

     The 1998 Incentive Plan is substantially similar to the 1994 Incentive Plan, providing for long-term grants beginning in fiscal year 1999 for five fiscal years. The 1998 Incentive Plan will be in lieu of any future grants of stock options, restricted stock or other long-term compensation, except that Mr. Broad will continue to receive his present salary of $600,000 per year and to participate with other executives in the annual cash-based performance incentive compensation plan and other executive perquisites.

     All stock options awarded under the 1998 Incentive Plan will have an exercise price equal to the market value of a share of the Company Common Stock on the date the options are granted. Except in the case of options adjusted for extraordinary events and the case of options granted in substitution for options of an acquired company, the option grant price shall not be less than 100% of the fair market value of the underlying Common Stock at the date of grant. The options will be valuable to Mr. Broad only if the stock price increases after the options are granted. The options will be exercisable for up to ten years, thereby extending past Mr. Broad's expected retirement date and resulting in the probability that some portion of the value of this compensation will be subject to the performance of the Company's Common Stock under Mr. Broad's successor.

     The following summary of the 1998 Incentive Plan is qualified in its entirety by the full text which is set forth as Appendix B to this Proxy Statement.

     Awards under the 1998 Incentive Plan will be made as soon as practicable following the end of each fiscal year of the 1998 Incentive Plan when and only if the "Ending Market Value" (as defined below) of the Company's Common Stock exceeds its "Beginning Market Value" (as defined below) by an amount greater than the S&P 500 Index Total Return to Shareholders over the comparable period. The Award is then determined as 1.8% of the amount by which the Ending

Market Value exceeds the Beginning Market Value increased by the S&P 500 Index Total Return to Shareholders. Expressed as a formula:

           Award = [SunAmerica Ending Market Value
                     minus (SunAmerica Beginning Market Value x
                     (1 + S&P 500 Index Total Return to Shareholders))] times .018

     The Award will be paid in stock options. The exercise price of each stock option will be the fair market value of a share of the Company's Common Stock on the date of grant. The number of shares subject to such options will be determined by dividing the Award by the Ending Stock Price and multiplying that amount by two and one-half.

     "Beginning Market Value" for a fiscal year means the average closing price of the Company's Common Stock for each of the twenty trading days commencing ten trading days prior to the first trading day of the relevant period (the "Beginning Stock Price") multiplied by the weighted average number of shares of Common Stock outstanding during such period, computed in the manner used to determine net income per common share in the Company's financial statements (the "Weighted Average Shares"), except that the Beginning Stock Price for a particular period shall never be less than the Ending Stock Price for any previously elapsed period with respect to which an Award was made under the 1998 Incentive Plan and, further, that the Beginning Market Value for the 1999 fiscal year award shall not be less than the Ending Market Value as determined for the award under the 1994 Incentive Plan for fiscal year 1998.

     "Ending Market Value" for a fiscal year means the Ending Stock Price multiplied by the Weighted Average Shares outstanding during such period. Ending Market Value is adjusted for the payment of cash dividends during the fiscal year, assuming such dividends had been reinvested in Common Stock on the last day of the month in which such dividends were paid to shareholders.

     Awards will be made for fiscal years 1999, 2000, 2001, 2002 and 2003. Awards under the 1998 Incentive Plan are not yet determinable. If the first award under the 1998 Incentive Plan were measured for fiscal year 1997, it would have resulted in the grant to Mr. Broad of options to acquire 1,314,346 shares of stock at an exercise price of $39.5625 per share.

     Due to the Company's increased market capitalization since the 1994 Incentive Plan was proposed and approved by shareholders, the Committee felt it was appropriate to modify the formula used to determine an Award to: (1) reduce the award factor from 2% of the amount by which the Company's growth in market value exceeds the S&P 500 Index growth rate to 1.8%; and (2) reduce the factor by which options are granted from three times the award to two-and-a-half times the award value, effectively representing approximately a 25% decrease in the number of options that would be granted under this revised formula versus Mr. Broad's 1994 Incentive Plan.

     Since it is not known if the Company's performance as measured under the 1998 Incentive Plan will exceed the S&P 500 Index Total Return to Shareholders in any year of the 1998 Incentive Plan, or if it does so, by how much, the actual number of shares to be issued under the 1998 Incentive Plan is not yet determinable. However, an Award will not consist of options to purchase more than 2,025,000 shares with respect to any year of the 1998 Incentive Plan; provided, however, that this number may increase to the extent that an Award in a prior fiscal year covers less than 2,025,000 shares.

     If Mr. Broad's employment is terminated during any fiscal year of the 1998 Incentive Plan other than by the Company for "Cause" or by Mr. Broad without "Good Reason," as such terms are defined in the 1998 Incentive Plan, Mr. Broad will be entitled to receive an Award based on the performance of the Stock versus the S&P 500 Index through the date of termination. In addition, on the day prior to the consummation of any "covered transaction," Mr. Broad will be entitled to receive an Award based on the performance of the Stock versus the S&P 500 Index through such date.

     All options will be immediately exercisable and will have a term equal to 10 years from date of grant.

     The Company intends to register the shares of stock reserved under the 1998 Incentive Plan with the Securities and Exchange Commission.

FEDERAL INCOME TAX CONSEQUENCES OF THE 1998 INCENTIVE PLAN

     Options granted under the 1998 Incentive Plan will be nonqualified stock options. As such, the optionee generally will not recognize any taxable income upon the grant of the option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the option price. The income realized by the optionee will be subject to income tax withholding.

     The optionee's basis for determination of gain or loss upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the optionee's basis in the shares will be treated as a capital gain or loss and will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the date of their disposition.

     In general, there will be no federal tax consequences to the Company upon the grant or termination of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize, provided that the deduction is not disallowed under the Code.

VOTE REQUIREMENT

     Approval of the 1998 Incentive Plan requires the affirmative vote of a majority of the shares present or represented and entitled to vote. Abstentions and broker non-votes will have no effect on the vote. In addition, because Mr. Broad is the sole participant in the 1998 Incentive Plan, and with his concurrence, the Board has conditioned approval of an affirmative vote of the majority of the votes cast on the matter, other than the votes represented by the shares as to which Mr. Broad has or shares the power to vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE 1998 LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN FOR THE CHIEF EXECUTIVE OFFICER.

                             EXECUTIVE COMPENSATION

     The following table details annual and long term compensation earned during the Company's three most recent fiscal years to the Company's Chief Executive Officer and the four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM COMPENSATION
                                                                         ---------------------------------
                                                                                  AWARDS           PAYOUTS
                                          ANNUAL COMPENSATION            ------------------------- -------
                                 --------------------------------------   RESTRICTED
                        FISCAL                           OTHER ANNUAL       STOCK         STOCK     LTIP       ALL OTHER
  NAME AND POSITION      YEAR     SALARY      BONUS     COMPENSATION(1)  AWARDS(2)(3)    OPTIONS   PAYOUTS  COMPENSATION(4)
----------------------  ------   --------   ----------  ---------------  ------------   ---------- -------  ---------------
Eli Broad, Chairman      1997    $600,000   $2,814,900     $  90,408              --     1,752,462   --         $40,850
President and CEO        1996     600,000    2,332,320        90,665      $9,376,272     1,110,348   --          35,245
                         1995     600,000    1,527,720        94,043       4,200,624       914,652   --          36,764

Jay S. Wintrob,          1997    $375,000   $1,663,350            --      $4,644,000       212,700   --         $20,485
Vice Chairman(5)         1996     375,000    1,360,520            --              --        90,000   --          19,509
                         1995     375,000      891,170            --       3,237,500       112,500   --          20,342

Joseph M. Tumbler,       1997    $375,000   $1,663,350            --      $4,644,000       177,300   --         $15,000
Vice Chairman(6)         1996     375,000    1,360,520            --              --        60,000   --          12,750
                         1995     149,279      852,903            --       3,656,250       225,000   --         135,250

Gary W. Krat,            1997    $250,000   $1,228,234            --      $2,145,938        79,050   --         $10,000
Senior Vice              1996     250,000      841,289            --              --        30,000   --          10,000
  President(7)           1995     250,000      924,330            --       1,369,375        45,000   --          10,417

Michael L. Fowler,       1997    $200,000   $3,962,302            --      $  613,125        29,250   --         $ 8,000
Vice President(8)        1996     200,000    2,726,348            --              --            --   --           7,500
                         1995     160,000    2,896,048            --         512,500            --   --           6,672

---------------

(1) The amount indicated for Mr. Broad represents the incremental cost to the Company of providing executive medical insurance, group term life insurance, expenses relating to financial planning, expenses relating to certain club memberships, expenses associated with his use of a company car and a $60,000 allowance for certain expenses incurred in connection with Mr. Broad's New York apartment. While other officers enjoy certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

(2) No new restricted stock or restricted stock units were awarded in fiscal year 1997. However, in connection with the grant of certain restricted stock awards in prior years, the Company also awarded "super shares" which represent the opportunity to earn additional shares of Common Stock upon the achievement of specified enhanced performance objectives. These enhanced performance objectives exceed the performance objectives required for a lapse of restrictions on the restricted shares otherwise awarded under the plans. In order to receive a more favorable accounting treatment of prior "super share" awards, during fiscal year 1997 these awards were amended generally to provide for vesting upon continued employment through the tenth anniversary of such amendment, with accelerated vesting upon satisfaction of the enhanced performance objectives. The "super share" awards were not previously reported and are reflected as awards during fiscal 1997, based upon the closing price of the Common Stock as of the effective date of the amendments.

(3) As of the end of fiscal year 1997, the aggregate restricted stock holdings (which includes restricted stock, restricted stock units, deferred shares and super share awards) consisted of 5,865,768 shares worth $229,879,448 at the then current market value (as represented by the closing price of the Company's Common Stock on September 30, 1997), without giving effect to the diminution of value attributable to the restriction on such stock. Such amount includes

    $68,535,786 for Mr. Broad (1,073,808 restricted shares and 675,000 deferred shares); $28,945,146 for Mr. Wintrob (232,335 restricted shares, 337,500 restricted share units and 168,750 super shares); $19,839,938 for Mr. Tumbler (337,500 restricted share units and 168,750 super shares); $13,491,158 for Mr. Krat (108,000 restricted shares, 157,500 restricted share units and 78,750 super shares); and $2,645,325 for Mr. Fowler (45,000 restricted share units and 22,500 super shares). The amount reported in the table represents the market value of the shares awarded, as represented by the closing price of the Company's Common Stock on the date of grant (except as indicated in footnote 2 above), as adjusted for relevant stock splits.

    In 1994, under the terms of the Long-Term Performance-Based Incentive Compensation Plan, Mr. Broad was awarded 675,000 deferred shares. An award of deferred shares grants Mr. Broad the right to receive the stock 18 months after he is no longer an executive officer of the Company due generally to his death, disability or normal retirement or if there is a Change of Ownership, as defined in the plan and more specifically below. The deferred shares award is indicated in the aggregate holdings listed above, although Mr. Broad will not receive the shares until some time in the future.

    Regular dividends or dividend equivalents are paid on the restricted stock, restricted stock units and deferred shares. Holders have no voting rights with respect to restricted stock units, super shares or deferred shares.

(4) These amounts represent the Company's contributions to the Company's Profit Sharing and Retirement Plan and its Executive Savings Plan (formerly known as the Supplemental Deferred Compensation Plan) and the portion of interest earned on certain deferred compensation above 120% of the applicable federal rate.

(5) Mr. Wintrob and the Company have entered into an agreement which becomes effective if there is a "change of control", as described in the agreement, of the Company prior to April 17, 2000. The agreement provides for Mr. Wintrob's continued employment with the Company for five years following such change in control. If Mr. Wintrob's employment is terminated during such five year period by the Company "without cause" or by Mr. Wintrob for "good reason", each as defined in the agreement, Mr. Wintrob's restricted stock and stock options will vest and he will receive severance, based on the remaining term of the agreement, equal to a minimum of one and a maximum of two times his average annual cash compensation earned during the preceding three fiscal years.

(6) Mr. Tumbler received a one-time bonus in the amount of $500,000 when he joined the Company in 1995 which is reflected in the Bonus column for fiscal year 1995. Mr. Tumbler resigned from the Company effective December 31, 1997.

(7) Mr. Krat is currently employed under an agreement with the Company through fiscal year 2002. Mr. Krat's agreement provides that if his employment is terminated prior to the agreement's stated termination, under certain circumstances and subject to certain non-compete provisions, he will receive his then current base salary for a period of twelve months.

(8) Mr. Fowler is currently employed under an agreement with the Company pursuant to which he is eligible for incentive compensation tied to the pre-tax profits of the business unit he manages. This portion of Mr. Fowler's incentive compensation for fiscal 1997 is payable 50% on September 30, 1997, 30% on September 30, 1998 and 20% on September 30, 1999 and requires continued employment with the Company through the payout date. The portion of

    Mr. Fowler's incentive compensation for fiscal 1996 which was tied to the pre-tax profits of the business unit he manages was payable 50% on September 30, 1996, 30% on September 30, 1997 and 20% on September 30, 1998. The
    portion of Mr. Fowler's incentive compensation for fiscal 1995 which was tied to the pre-tax profits of the business unit he manages was payable 50% on September 30, 1995, 30% on September 30, 1996 and 20% on September 30, 1997.

     The 1997 Employee Incentive Stock Plan, the 1988 Employee Stock Plan, the 1995 Restricted Stock Plan, the Long-Term Incentive Plan and the Directors' Plan each contain a similar Change of Ownership provision relating to stock option grants and restricted stock and stock unit awards made under such plan. The Change of Ownership provision is contained in each respective plan but is deemed to include the situations where either: (1) the current members of the Board of Directors or other Directors elected by three-quarters of the current members or their respective replacements (excluding certain individuals who took office in connection with an acquisition of 20% or more of the Company's voting securities or in connection with an election contest) cease to represent a majority of the Board or (2) the Board determines that a Change of Ownership has occurred.

     The Long-Term Performance-Based Incentive Plan, amended and restated 1997, also contains a Change of Ownership provision relating to vesting of restricted stock awards. The Change of Ownership provision is defined in the plan but generally covers the situation where either: (1) the current members of the Board of Directors or other Directors nominated by three-quarters of the current members or their respective replacements (excluding certain individuals who took office in connection with an acquisition of 20% or more of the Company's voting securities or in connection with an election contest) to become Board members cease to represent a majority of the Board or (2) a consolidation or merger in which the surviving entity is not the Company or the acquisition of substantially all of the Company's assets, or a dissolution or liquidation of the Company.

     The Company also maintains a non-qualified Executive Deferred Compensation Plan pursuant to which selected key employees defer receipt of a certain amount of pre-tax income, plus a Company matching contribution, received over a seven-year period until retirement, termination or certain other events, including a Change in Control. A Change in Control is defined generally in the plan to include the acquisition by a person or "group" of 25% or more of the Company's voting power, a change in a majority of the then incumbent board unless approved by two-thirds of the incumbent board and the Company ceasing to be publicly owned. No new contributions to the Executive Deferred Compensation Plan have been permitted since 1992 but the Company continues to pay interest on prior contributions.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE VALUE AT
                                            % OF TOTAL     EXERCISE                  ASSUMED ANNUAL RATES OF STOCK
                                             OPTIONS        OR BASE                  PRICE APPRECIATION FOR OPTION
                               OPTIONS      GRANTED TO     PRICE PER                            TERMS(4)
                             GRANTED(#)    EMPLOYEES IN      SHARE      EXPIRATION   ------------------------------
           NAME                (1)(2)      FISCAL YEAR     ($/SH)(3)       DATE         5%($)             10%($)
---------------------------  -----------   ------------   -----------   ----------   -----------       ------------
Eli Broad..................   1,752,462        43.0%        $ 39.56      10/14/07    $43,602,306       $110,496,935
Jay S. Wintrob
  Performance Options......     165,000         4.0%          27.17      11/07/06      2,819,025          7,143,956
  Base Options.............      47,700         1.2%          39.35      08/04/07      1,180,556          2,991,768
Joseph M. Tumbler
  Performance Options......     150,000         3.7%          27.17      11/07/06      2,562,750          6,494,505
  Base Options.............      27,300         0.7%          39.35      08/04/07        675,664          1,712,270
Gary W. Krat
  Performance Options......      60,000         1.5%          27.17      11/07/06      1,025,100          2,597,802
  Base Options.............      19,050         0.5%          39.35      08/04/07        471,480          1,194,826
Michael L Fowler
  Performance Options......      22,500         0.6%          27.17      11/07/06        384,413            974,176
  Base Options.............       6,750         0.2%          39.35      08/04/07        167,060            423,363

---------------

(1) All options granted in 1997, other than to Eli Broad, were awarded under the 1997 Employee Incentive Stock Plan. Base Options are exercisable in cumulative 20% installments commencing one year from date of grant, with full vesting occurring on the fifth anniversary date. Performance Options fully vest after nine years but may vest in whole or part after five years upon achievement of certain specified performance objectives. Dividend equivalents are paid on two-thirds of the shares underlying the Performance Option grants. Mr. Broad's stock option grant was awarded under the Long-Term Performance-Based Incentive Plan, amended and restated 1997, based on the Company's performance during fiscal year 1997. Pursuant to the terms of such plan, Mr. Broad's options were granted following the 1997 fiscal year end. The options granted to Mr. Broad are exercisable immediately.

(2) Under the terms of the Long-Term Performance-Based Incentive Plan, amended and restated 1997, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to provide for substitute awards. Under the terms of the 1997 Employee Incentive Stock Plan, the Compensation Committee retains limited discretion to modify the terms of outstanding options and to provide for substitute awards.

(3) All options were granted at market value (average of high and low stock prices for the Company's Common Stock as reported in the Wall Street Journal) at date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(4) Gains are reported net of the option exercise price, but before taxes associated with exercise. THESE AMOUNTS REPRESENT CERTAIN ASSUMED RATES OF APPRECIATION ONLY. ACTUAL GAINS, IF ANY, ON STOCK OPTION EXERCISES ARE DEPENDENT ON THE FUTURE PERFORMANCE OF THE COMMON STOCK, OVERALL STOCK CONDITIONS, AS WELL AS THE OPTIONHOLDERS' CONTINUED EMPLOYMENT THROUGH THE VESTING PERIOD. THE AMOUNTS REFLECTED IN THIS TABLE MAY NOT NECESSARILY BE ACHIEVED.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                   NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED IN-THE-
                                                   OPTIONS HELD AT FISCAL      MONEY OPTIONS AT FISCAL
                          SHARES                        YEAR END (#)                YEAR END($)(1)
                         ACQUIRED      VALUE     --------------------------  ----------------------------
         NAME           ON EXERCISE   REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
----------------------- -----------  ----------  -----------  -------------  ------------  --------------
Eli Broad                 292,500    $6,235,768    6,949,512(2)     36,000   $140,180,407    $1,153,343
Jay S. Wintrob            153,000     5,013,621      780,750       410,700     27,158,771     6,905,477
Joseph M. Tumbler               0             0      102,000       360,300      2,774,327     6,527,077
Gary W. Krat                    0             0      346,650       163,800     11,841,632     2,913,703
Michael L. Fowler           6,750       147,285       18,000        29,250        624,420       270,524

---------------

(1) Represents the difference between the closing price of the Company's Common Stock on September 30, 1997 and the exercise price of the options.

(2) Of these options, 1,752,462 were granted under the Long-Term
    Performance-Based Incentive Plan, amended and restated 1997, following the 1997 fiscal year end.

                           LONG TERM INCENTIVE PLANS
                         AWARDS IN THE LAST FISCAL YEAR

                                                 PERFORMANCE
                                                  OR OTHER
                                                   PERIOD
                                     NUMBER         UNTIL         ESTIMATED FUTURE PAYOUTS UNDER
                                   OF SHARES,    MATURATION       NON-STOCK PRICE-BASED PLANS(2)
                                    UNITS OR         OR        ------------------------------------
              NAME                OTHER RIGHTS    PAYOUT(1)    THRESHOLD      TARGET      MAXIMUM
--------------------------------  ------------   -----------   ----------   ----------   ----------
Eli Broad                              N/A             N/A            N/A          N/A          N/A
Jay S. Wintrob                         N/A         5 years     $1,494,170   $2,988,303   $4,482,500
Joseph M. Tumbler                      N/A         5 years      1,358,336    2,716,672    4,075,000
Gary Krat                              N/A         5 years        543,334    1,086,656    1,630,000
Michael L. Fowler                      N/A         5 years        203,750      407,956      611,250

---------------

(1) The performance period for awards under the 1997 Long-Term Incentive Plan (the "LTIP") is the five fiscal years beginning October 1, 1997 and ending September 30, 2001.

(2) Awards under the LTIP are based upon a combination of factors, including (i) the achievement of certain levels of earnings per share; and (ii) a total return to shareholders formula which compares the Company's total return to shareholders to that of the Standard & Poor's 500 Index. If the Company fails to meet the threshold performance objectives, awards under the LTIP gradually decrease from the amount indicated in the chart above.

                PERSONNEL, COMPENSATION AND STOCK PLAN COMMITTEE
                REPORT TO SHAREHOLDERS ON EXECUTIVE COMPENSATION

     The Company has long believed that a strong, explicit link should exist between executive compensation and performance as measured by the value delivered to shareholders. This belief has been adhered to by developing both short and long-term incentive pay programs which provide competitive compensation and reflect Company or business unit performance in their payout.

COMPENSATION PHILOSOPHY

     In designing its compensation programs, the Company believes that compensation should reflect the value created for shareholders while supporting the Company's strategic goals. In doing so, the compensation programs reflect the following themes:

     - Compensation should be meaningfully related to the value created for shareholders.

     - Compensation programs should support the short- and long-term strategic goals and objectives of the Company.

     - Compensation programs should reflect and promote the Company's values, and reward individuals for outstanding contributions to the Company's success.

     - Short- and long-term compensation should provide incentives for consistent high performance and play a critical role in attracting and retaining well qualified executives.

     - While compensation opportunities should be based on individual contribution, the actual amounts earned by executives in variable compensation programs should be dictated solely by the financial results of the Company or, in certain cases, by the results of the business unit for which the executive is responsible.

PAY MIX AND MEASUREMENTS

     SunAmerica Inc.'s executive compensation is based on three components, each of which is intended to serve the overall compensation philosophy.

BASE SALARY

     Base salary is targeted at or below the competitive median for competitors in diversified financial services. For the purposes of establishing these levels, the Company compares compensation data of companies that compete in the Company's primary lines of a business, i.e., annuities, insurance, asset management and retail brokerage services.

     The Company reviews the competitiveness of its management pay programs periodically. The Company positions its base salary levels near or below the median of relevant industry levels. Consistent with the philosophy of linking compensation to performance, the Company de-emphasizes the role of salary in total compensation. Since 1994 the Company has had in place a biennial salary review program for its executives with salaries above a certain threshold. These executives did not receive merit salary increases in 1995 or 1997. Beginning with fiscal 1998, the Company has instituted an indefinite freeze on merit salary increases for executives with a salary somewhat higher than the previous threshold. If salaries are increased in the future for these executives, such increases will be based upon: 1) the Committee's agreement that the individual's contribution is expanded due to a promotion or from taking on additional responsibilities; or 2) increases in competitive pay levels.

     In 1997, the Chairman, President and Chief Executive Officer's annual base salary was not increased. In accordance with the Long-Term Performance-Based Incentive Plan for the Chief Executive Officer previously approved by shareholders, Mr. Broad's base salary has remained at $600,000 since 1994.

ANNUAL INCENTIVES

     Annual incentives for executives are intended to reflect the Company's belief that management's contribution to shareholder return (via increased stock price and dividends) comes from the generation of consistent earnings growth in conjunction with solid returns on shareholders' equity. Accordingly, the Annual Performance Incentive Compensation Plan is funded from a preset portion of the Company's pretax income which exceeds a threshold return on equity. The percentage and threshold are established at the beginning of each fiscal year. Awards for senior management are based upon predetermined percentages of the total pool, based on the individual's position, the Committee's assessment of such individual's contribution in such position, and competitive pay.

     The Company believes that this program provides an excellent link between the value created for shareholders and the incentives paid to executives. Under this plan, executives do not receive any incentives until a specified return on equity is received by shareholders. After that point, additional returns are allocated on a consistent basis to shareholders and the management pool. In 1997, the threshold return on equity was maintained at 12.5% and the total management incentive pool was held at 8% of pretax income earned in excess of the level required to meet the threshold return on equity. For 1997, Messrs. Broad, Tumbler and Wintrob's portions of the pool were reduced from their prior percentages. Despite the reduction, because of substantially increased earnings and growth in return on equity to 21.2%, the awards increased over 1996. For example, Mr. Broad's payout for fiscal year 1997 increased 20.7% from his award for fiscal year 1996.

     Certain employees who are engaged in running specific lines of business receive incentive pay which is tied to the business results of such lines of business in lieu of participating in the Annual Performance Incentive Compensation Plan. Two of the five named officers are paid in part on their line of business results. Mr. Fowler is entitled to participate in an incentive pool funded by the profits of the business unit he manages, SunAmerica Affordable Housing, after allowing the Company to achieve what the Committee deems to be an acceptable rate of return from this business. Mr. Krat is entitled to compensation tied to sales of the Company's annuity and mutual fund products sold by the Company's broker-dealers and pretax income of the Company's broker-dealers. The incentive pay of Messrs. Fowler and Krat is a function of the success of the business units each manages, which success contributes directly to the short- and long-term success and profitability of the Company and, hence, its value to shareholders.

LONG-TERM INCENTIVES

     Provided through annual grants of stock options and through periodic stock based and cash awards to the named executives and others, this component is intended to recruit and retain executives and bring focus to delivering strong shareholder returns. Cash and stock based awards, including certain stock option grants, are generally subject to performance vesting criteria established by the Committee, which generally require the Company to meet specified performance targets with regard to criterion such as sales, business unit profitability, earnings growth and total shareholder return before such awards are earned by the executives.

     In determining awards to be granted, the Committee considers the expected value compared to long-term incentive awards among the Company's peers and what it believes to be an acceptable usage rate of shares authorized for incentive purposes. If the Company stock price increases faster than for competitors, executive gains can be higher than the competitive norm. Larger than normal grants also may be awarded to recognize a promotion, outstanding sustained performance by an individual, at the time of recruitment, or otherwise as a retention device for a valued employee.

CEO COMPENSATION

     The Company's Board of Directors reviews the Chairman, President and Chief Executive Officer's compensation as compared to that of chief executive officers of a selected group of diversified financial services companies that compete in the Company's primary lines of business, i.e., annuities, insurance, asset management, and retail brokerage services. In light of the Company's significant shareholder returns, which substantially outperformed those of the competing companies and the S&P 500 Index over the prior five-year period, and in light of the considerable shareholder returns generated during Mr. Broad's tenure as CEO which dates to the Company's founding, in 1994 the Committee and the Board proposed to the shareholders for approval a compensation arrangement (the "Incentive Plan") for Mr. Broad that rewards him for the Company continuing to achieve significant gains in shareholder wealth through fiscal year 1998. Awards under the Incentive Plan are contingent upon the Company outperforming the S&P 500 Index. The S&P 500 Index was selected because it reflects the broad choice of stock investment alternatives available to shareholders and because it is independently calculated and widely available. The shareholders, by an independent vote in which Mr. Broad's shares did not participate, approved the Incentive Plan for Mr. Broad.

     In 1997, shareholders approved certain amendments to the Incentive Plan. Under the amendments, future grants of restricted shares under the Incentive Plan were suspended, and all awards under the Incentive Plan, if earned based on the Company's outperforming the S&P 500 Index, are now paid exclusively in stock options. The exercise price of the options will continue to be the fair market value of the underlying stock on the date of the grant, and the number of shares subject to the options is calculated in the manner originally provided under the Incentive Plan for the portion of any earned award paid in stock options.

     The Incentive Plan is in lieu of other long-term incentive programs including grants of stock options, restricted stock awards and restricted stock units under the Company's other plans. The ultimate value of the awards will depend on the shareholder returns in that the restricted shares awarded under the Incentive Plan are subject to a holding period, during which period the shares remain forfeitable, which expires on Mr. Broad's death, disability, retirement, termination of employment by the Company without cause, termination of employment by Mr. Broad with good reason, or upon a change of ownership of the Company. Therefore, during the period of his continued employment, Mr. Broad's restricted shares continue to be subject to market risk. Further, the options will be valuable to Mr. Broad only if the stock price appreciates after the options are granted. For fiscal 1997, Mr. Broad received an award under the Incentive Plan of an option grant of 1,752,462 shares.

APPROVAL OF A NEW CEO PLAN

     The Board, based on the Committee's recommendation, is asking shareholders to approve at the upcoming shareholders' meeting a new long-term performance-based incentive plan for Mr. Broad, which will commence when the current plan expires (September 30, 1998, which is the end of fiscal year 1998).

     The Committee believes the current plan has been effective in rewarding Mr. Broad for the Company's consistent outperformance of the S&P 500 Index. Further, it believes it will appropriately provide no payment whatsoever to Mr. Broad in the event the Company's performance does not exceed that of the S&P 500 Index. (Since the current plan was adopted, the Company's total return to shareholders has always outperformed the S&P 500 Index). However, the Committee also believes that as the market capitalization of the Company has increased, the formula for calculating awards should be reduced such that shareholder dilution under the plan is minimized. Accordingly, the new plan shareholders are being asked to approve will be the same as the current plan, with the exceptions that:

          1. The award factor will be reduced from 2% of the amount by which the Company's growth in market value exceeds the S&P 500 Index growth rate to 1.8%; and

          2. The factor by which the number of options are determined will be changed from three times the award value to two-and-a-half times the award value.

     Compared to the current plan, these adjustments will result in a 25% decrease in awards under the plan commencing with fiscal year 1999.

     No award will be made under the new plan if the Ending Market Value (as defined in the plan document which appears elsewhere in this proxy statement) does not exceed the Ending Market Value as of the end of fiscal year 1998. This provision continues the "high watermark" feature of the current plan which establishes that Mr. Broad receives awards only when the Company's total return to shareholders exceeds the S&P 500 Index, and the stock price performance exceeds its previous year-end highs.

     The term of the new plan will be for five years. Should Mr. Broad's employment terminate prior to the expiration of the term, remaining award cycles under the plan would cease.

TOTAL COMPENSATION

     In aggregate, 86.3% of the named executives' cash compensation for 1997 is from incentives directly tied to Company performance. The Chairman, President and Chief Executive Officer received 82.4% of his cash compensation from incentives. Due to the long period during which stock options can be exercised under the Incentive Plan, the potential value of this portion of Mr. Broad's compensation is difficult to quantify. The stock options will be exercisable for up to ten years after grant, extending past Mr. Broad's expected retirement date, and have value only if the stock price appreciates after the date of grant.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     A feature of the Omnibus Budget Reconciliation Act of 1993 limits deductibility of certain compensation for the Chief Executive Officer and the additional four highest paid executive officers to $1 million per year, effective for tax years beginning on or after January 1, 1994. The Committee intends to establish and maintain compensation programs which maximize the creation of long-term shareholder value. Further, the Committee intends to take the necessary steps to qualify most compensation approaches to ensure deductibility except in those limited cases where the Committee believes shareholder interests are best served by retaining flexibility of approach.

                                     * * *

     The preceding report of the Personnel, Compensation and Stock Plan Committee (the "Committee") on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the 1934 Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                          PERSONNEL, COMPENSATION AND
                                          STOCK PLAN COMMITTEE

                                          David O. Maxwell, Chairman
                                          William F. Aldinger, III
                                          Karen Hastie-Williams
                                          Carl E. Reichardt
                                          Harold M. Williams

                         STOCK PRICE PERFORMANCE GRAPH

     The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the 1934 Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares cumulative total return* of SunAmerica Inc., the S&P 500 Index and the S&P Financial Index. The Company believes that this information demonstrates that the compensation earned by its executive officers fairly reflects the significant increase in shareholder value and specifically that the Company outperformed the S&P 500 Index and the S&P Financial Index during the 1997 fiscal year.

                    SUNAMERICA INC. STOCK PRICE PERFORMANCE

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)           SUNAMERICA INC.         S&P 500          S&P FINANCIAL
9/92                                         100                 100                 100
9/93                                         201                 113                 137
9/94                                         188                 117                 126
9/95                                         287                 152                 179
9/96                                         479                 183                 225
9/97                                         821                 257                 353

     *Total Return assumes $100 invested on September 30, 1992 in SunAmerica Inc., the S&P 500 Index and the S&P Financial Index, including reinvestment of dividends.

                              FINANCIAL STATEMENTS

     The Company's audited consolidated financial statements and notes thereto, including selected financial data and management's discussion and analysis of financial condition and results of operations for the fiscal year ended September 30, 1997, are included on pages 20 through 49 of the Company's 1997 Annual Report to Shareholders, which is being mailed concurrently herewith. Additional copies of the Annual Report are available without charge upon request. The financial statements, the report of independent accountants thereon, selected financial data and management's discussion and analysis of financial condition and results of operations included in the Annual Report are incorporated herein by reference.

                            INDEPENDENT ACCOUNTANTS

     The firm of Price Waterhouse LLP served as the Company's independent accountants for 1997. This firm has advised the Company that it has no direct or indirect financial interest in the Company. Representatives of this firm are expected to be present at the annual meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders.

                                 OTHER MATTERS

     The Board of Directors knows of no business other than that described herein that will be presented for consideration at the annual meeting. If, however, other business shall properly come before the meeting, the persons named in the enclosed form of Proxy intend to vote the shares represented by said Proxies on such matters in accordance with their judgment in the best interest of the Company.

                SHAREHOLDERS' PROPOSALS FOR 1999 ANNUAL MEETING

     Any proposal of a shareholder intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than September 1, 1998.

                          METHOD OF PROXY SOLICITATION

     The entire cost of preparing, assembling, printing and mailing the Notice of Meeting, this Proxy Statement, the Proxy itself, and the cost of soliciting Proxies relating to the meeting, will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers, directors, and other regular employees of the Company by telephone, telegraph, or personal solicitation, and no additional compensation will be paid to such individuals. The Company will use the services of Morrow & Co., a professional soliciting organization, to assist in obtaining in person or by proxy the largest shareholder vote as is possible. The Company estimates its expenses for solicitation services will not exceed $25,000. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

                                          SUNAMERICA INC.

                                                                      APPENDIX A

                                SUNAMERICA INC.

                       1997 EMPLOYEE STOCK PURCHASE PLAN

     The following constitute the provisions of the 1997 Employee Stock Purchase Plan, effective July 1, 1997.

     SECTION 1. Purpose

     The purpose of this Plan is to provide Eligible Employees with an incentive to advance the best interests of SunAmerica Inc. by providing a method whereby they may voluntarily purchase Common Stock at a favorable price and upon favorable terms. This Plan is intended to meet the requirements of Section 423 of the Code.

     SECTION 2. Definitions

     Capitalized terms used herein which are not otherwise defined shall have the following meanings.

          "Account" shall mean the bookkeeping account maintained by the Company, or by a recordkeeper on behalf of the Company, for a Participant pursuant to Section 7(a).

          "Board" shall mean the Board of Directors of the Company.

          "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which the New York Stock Exchange is closed.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Committee" shall mean the Personnel, Compensation and Stock Plan Committee of the Board, which shall administer this Plan pursuant to
     Section 12.

          "Common Stock" shall mean the Common Stock of the Company.

          "Company" shall mean SunAmerica Inc., a Maryland corporation.

          "Compensation" shall mean the gross amount of salary or wages paid to an Eligible Employee on the books of the Employer on account of an Offering Period, including overtime payments, draws, and any amount of salary or wages which the Eligible Employee elects to (a) defer under any qualified or non-qualified deferred compensation plan sponsored by the Company, or
     (b) contribute on a pre-tax basis under Section 125 of the Code to a health care, dependent care or similar plan.

          "Contributions" shall mean all bookkeeping amounts credited to the Account of a Participant pursuant to Section 7(a).

          "Eligible Employee" shall mean any employee of the Company or of any Participating Subsidiary, except that employees within the following groups shall not be Eligible Employees unless the Committee, in advance of a Grant Date, determines that any group of such employees shall be Eligible
     Employees: (1) any employee who has not as of the Grant Date completed at least 12 months of continuous employment with the Company or a Subsidiary,
     (2) any employee whose customary employment is 20 hours or less per week,
     (3) any
     employee whose customary employment is for not more than five months in a calendar year, or (4) any Highly Compensated Employee who received a grant under a Long Term Incentive Plan in the twenty-four month period preceding the Grant Date. Furthermore, any employee who, immediately after a Grant Date, would own (within the meaning of Sections 423(b)(3) and 424(d) of the Code) stock representing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary shall not be an Eligible Employee.

          "Enrollment Agreement" shall mean the agreement filed by an Eligible Employee with the Company pursuant to Section 6 to participate in this Plan.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Exercise Date" shall mean the last Business Day of each Offering Period.

          "Fair Market Value" shall, as of a given date, mean the closing price of a Share on The New York Stock Exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal or, in the event the Common Stock is not listed on The New York Stock Exchange, the "Fair Market Value" shall be the closing price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the National Association of Securities Dealers Automated Quotation ("NASDAQ") or, if such price is not reported, the mean of the bid and asked prices per Share as reported by NASDAQ or, if such prices are not so listed or reported, as determined by the Committee (or its delegate), in its discretion.

          "Grant Date" shall mean the first Business Day of each Offering
     Period.

          "Highly Compensated Employee" shall mean, for any Offering Period, any employee who (1) was a 5% owner of the Company or any Subsidiary at any time during the 12-month period preceding the Offering Period; or (2) for the 12-month period preceding the Offering Period, received compensation from the Company or any Subsidiary in excess of $80,000 (as adjusted pursuant to Section 415(d) of the Code). For purposes of this definition of "Highly Compensated Employee," "compensation" means compensation within the meaning of Section 415(c)(3) of the Code, but including elective or salary reduction contributions to a cafeteria plan, cash or deferred arrangement or tax-sheltered annuity.

          "Long Term Incentive Plan" shall mean any compensation, common stock or option based plan which provides for a performance measurement period of greater than one fiscal year.

          "Maximum Contribution" shall, unless otherwise designated by the Committee, mean $7,500. The Committee may, in its sole discretion but within the limit set forth below, increase or decrease the Maximum Contribution for any Offering Period; provided, however that the Maximum Contribution shall, in no event, exceed an amount which would result in any Eligible Employee being granted an Option or Options which permit the Eligible Employee's right to purchase shares to accrue at a rate which exceeds $25,000 of the fair market value of Shares (determined as of the Grant Date) in any calendar year.

          "Offering Period" shall mean the 12-consecutive month period commencing on each July 1 and ending on the following June 30 during which this Plan is in effect; provided, however, that the Committee may declare, as it deems appropriate, in advance of any Offering Period, (1) a shorter (not to be less than three months) or longer (not to exceed 27 months) Offering

     Period, or (2) a Grant Date other than July 1. No Offering Period shall commence prior to the Exercise Date for the preceding Offering Period.

          "Option" shall mean the stock option to acquire Shares granted to a Participant pursuant to Section 8.

          "Option Price" shall mean the per share exercise price of an Option as determined in accordance with Section 8(b).

          "Participant" shall mean an Eligible Employee who has elected to participate in this Plan and who has filed a valid and effective Enrollment Agreement to make Contributions pursuant to Section 6.

          "Participating Subsidiary" shall mean each Subsidiary of the Company other than any Subsidiary which is designated by the Committee pursuant to
     Section 18(c) as not constituting a Participating Subsidiary.

          "Plan" shall mean this SunAmerica Inc. 1997 Employee Stock Purchase Plan, as amended from time to time.

          "Share" shall mean a share or, as applicable, any fraction thereof, rounded down to the nearest ten-thousandth of a share, of Common Stock.

          "Subsidiary" shall mean any corporation in an unbroken chain of corporations (beginning with the Company) in which each corporation (other than the last corporation) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one or more of the other corporations in the chain.

     SECTION 3. Eligibility

     Any person employed as an Eligible Employee as of a Grant Date shall be eligible to participate in this Plan during the Offering Period in which such Grant Date occurs, subject to the Eligible Employee satisfying the requirements of Section 6.

     SECTION 4. Stock Subject to this Plan; Share Limitations

     The total number of Shares to be made available under this Plan is 1,000,000, subject to adjustments pursuant to Section 17. Such Shares may be authorized and unissued Common Stock, or previously issued Common Stock purchased for delivery under this Plan. In the event that all of the Shares made available under this Plan are subscribed prior to the expiration of this Plan, this Plan may be terminated in accordance with Section 18.

     SECTION 5. Offering Periods

     During the term of this Plan, the Company will offer Options to purchase Shares to all Participants during each Offering Period. Each Option shall become effective on the Grant Date. The term of each Option shall end on the Exercise Date. Offering Periods shall continue until this Plan is terminated in accordance with Section 18, or, if earlier, until no Shares remain available for Options pursuant to Section 4.

     SECTION 6. Participation

     An Eligible Employee may become a participant in this Plan by completing an Enrollment Agreement on a form approved by and in a manner prescribed by the Committee (or its delegate). To become effective, Enrollment Agreements must be filed with the Company in a timely manner prior to the applicable Grant Date and must set forth the percentage of such Eligible Employee's Compensation (which shall be a whole percentage point not less than 1% and not more than 10%) to be credited to the Participant's Account as Contributions each pay period. Each Enrollment Agreement shall provide that no more than the Maximum Contribution of the Participant's Compensation shall be credited to the Participant's Account as contributions for any Offering Period. Enrollment Agreements shall contain the Eligible Employee's authorization and consent to the Company's withholding from his or her Compensation the amount of his or her Contributions. Enrollment Agreements shall remain valid for all Offering Periods until (i) an Eligible Employee's participation terminates pursuant to the terms hereof, (ii) a new Enrollment Agreement becomes effective pursuant to Section 7, or (iii) the Company requires that a new Enrollment Agreement be executed and filed with the Company.

     SECTION 7. Method of Payment of Contributions

     (a) The Company shall maintain on its books, or cause to be maintained by a recordkeeper, an Account in the name of each Participant. The Compensation elected to be applied as Contributions by a Participant shall be deducted from such Participant's Compensation on each payday during the period for payroll deductions set forth below and such payroll deductions shall be credited to that Participant's Account as soon as administratively practicable after such date. A Participant may not make any additional payments into his or her Account. A Participant's Account shall be reduced by any amounts used to pay the Option Price of Shares acquired, or by any amounts distributed, pursuant to the terms hereof.

     (b) Payroll deductions with respect to an Offering Period shall commence as of the first day of the payroll period which coincides with or immediately follows the applicable Grant Date and shall end on the last day of the payroll period which immediately precedes the applicable Exercise Date, unless sooner terminated by the Participant as provided in this Section or until his or her participation terminates pursuant to Section 11.

     (c) The maximum amount of Contributions to a Participant's Account in any one Offering Period shall not exceed the Maximum Contribution for the Offering Period. Should a Participant's Account balance reach such dollar limit, such Participant's payroll deductions made pursuant to this Section shall terminate for that Offering Period. Any excess shall be refunded to such Participant without interest as soon as administratively practicable.

     (d) Any Participant may completely withdraw from this Plan at any time. A Participant who desires to withdraw from this Plan must deliver to the Company a Notice of Withdrawal in a form approved by the Company. Promptly following the time when the Notice of Withdrawal is delivered, the Company will refund to the Participant the balance of his Account, without interest, and the Participant's Enrollment Agreement and Option under this Plan shall thereupon terminate. Partial withdrawal or other modification of an Enrollment Agreement is not permitted, except for modifications effective upon a Grant Date, as provided in subsection (e). A Participant who has withdrawn from this Plan shall again be eligible to participate in this Plan following expiration of the Offering Period during which the Participant withdrew (provided such Participant is then an Eligible Employee), and may again participate by timely completing and filing a new Enrollment Agreement.

     (e) A Participant may change the amount of his or her Contributions effective as of the next Grant Date by completing and filing with the Company, on such terms as the Committee (or its delegate) may prescribe, the appropriate notification.

     SECTION 8. Grant of Option

     (a) On each Grant Date, each Eligible Employee who is a participant during that Offering Period shall be granted an Option to purchase a number of Shares on the Exercise Date for such Offering Period. The number of Shares subject to the Option shall be determined by dividing the Participant's Account balance as of the applicable Exercise Date by the Option Price. Notwithstanding the foregoing, if the exercise of any Participant's Option would result in the purchase by the Participant of more than 1000 Shares for any 12 month Offering Period, then the number of Shares purchased shall be reduced to 1000, and the portion of the Participant's Account not used to purchase such Shares shall be returned to the Participant without interest. The 1000 Share limit referred to in the preceding sentence shall be proportionately reduced for any Offering Period of less than 12 months, and may, at the discretion of the Committee, be proportionately increased for any Offering Period greater than 12 months.

     (b) The Option Price per Share of the Shares subject to an Option shall be the lesser of: (i) 90% of the Fair Market Value of a Share on the applicable Grant Date; or (ii) 90% of the Fair Market Value of a Share on the applicable Exercise Date. The Committee, in its sole discretion may, in advance of any Grant Date, substitute percentages not less than 85% and not more than 100% for either or both of the percentages referred to in (i) and (ii) above.

     SECTION 9. Exercise of Option

     Unless (a) a Participant voluntarily terminates participation in the Plan in accordance with Section 7(d), or (b) a Participant's Plan participation is terminated as provided in Section 11, his or her Option for the purchase of Shares shall be exercised automatically following each Exercise Date for the applicable Offering Period, without any further action on the Participant's part, and the number of Shares subject to such Option (not to exceed the maximum limit set forth in Section 8(a)) shall be purchased at the Option Price with the balance of such Participant's Account.

     SECTION 10. Delivery of Shares

     (a) Unless the Committee (or its delegate) requires otherwise, Shares purchased upon exercise of an Option (including any fractional Share) will be held in book-entry form by the Company's appointed recordkeeping service or by its transfer agent. At such time as the Committee determines that Shares will no longer be held in book-entry form, as soon as administratively practicable, a certificate representing a Participant's whole Shares and cash representing the Fair Market Value of any fractional Share then held in book-entry form will be delivered to such Participant. For purposes of this Section 10, the Fair Market Value of any fractional Share will be determined using the average price per Share from the actual sale of Shares made to fund such cash payment.

     (b) If Shares are held in book-entry form as contemplated by subsection
(a), then as soon as administratively practicable following a request made by the Participant in the manner prescribed by the Committee for the certification of such Participant's Shares (or any portion thereof), the recordkeeping service or transfer agent shall deliver to the Participant a certificate representing the number of whole Shares held by the recordkeeping service for the benefit of the Participant, along with cash representing the Fair Market Value of any fractional Share; provided, however, that if Participant has not requested that all of his or her Shares be certificated, any fractional Share will be retained in book-entry form. At any time Participant's Shares held in book-entry form amount to only a fractional Share and he or she has not participated in the last two Offering Periods, such fractional Share will be sold and Participant will receive cash representing the Fair Market Value for such fractional Share as soon as administratively practicable thereafter.

     (c) Upon termination of Participant's employment at any time Shares are held in book-entry form as contemplated by subsection (a), Participant will have 60 days to make an alternate election, after which time Participant will automatically receive a certificate representing his or her whole Shares held by the recordkeeping service for the benefit of the Participant, along with cash representing the Fair Market Value of any fractional Share.

     (d) If Shares are no longer held in book-entry form as contemplated by subsection (a), as soon as administratively practicable following exercise of an Option, a certificate representing the number of whole Shares purchased will be delivered to the Participant. If any amount remains in a Participant's Account which is not sufficient to purchase a whole Share, such amount shall be credited to such Participant's Account for the next Offering Period, or, if he or she is no longer a Participant or otherwise makes a request, such amount will be refunded, without interest, to such Participant.

     SECTION 11. Termination of Employment; Reduction in Service

     (a) Upon a Participant's termination from employment with the Company or its Subsidiaries for any reason (including, but not limited to, death or retirement) at any time prior to the last day of an Offering Period in which he or she participates, such Participant's Account shall be paid to him or her in cash without interest, or, in the event of such Participant's death, paid to the person or persons entitled thereto under Section 13, and such Participant's Option for that Offering Period shall be automatically terminated. If a Participant (i) remains an employee of the Company or its Subsidiaries, but ceases to be an Eligible Employee during an Offering Period, or (ii) during an Offering Period commences a leave of absence approved by the Company and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2), such Participant's Contributions shall cease, and the Contributions previously credited to the Participant's Account for the Offering Period shall be used to exercise the Participant's Option according to Section 9.

     (b) A Participant's termination from Plan participation precludes the Participant from again participating in this Plan during that Offering Period. However, such termination shall not have any effect upon his or her ability to participate in any succeeding Offering Period, provided that the applicable eligibility and participation requirements are again then met. A Participant's termination from Plan participation shall be deemed to be a revocation of that Participant's Enrollment Agreement and such Participant must file a new Enrollment Agreement to resume Plan participation in any succeeding Offering Period.

     SECTION 12. Administration

     The Board shall appoint the Committee which shall supervise and administer this Plan and shall have full power and discretion to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of this Plan and not inconsistent with the terms of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. No member of the Committee shall be entitled to act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under this Plan. The Committee shall have full power and discretionary authority to construe and interpret the terms and conditions of this Plan, which construction or interpretation shall be final and binding on all parties including the Company, Participants and Beneficiaries. The composition of the Committee shall be in accordance with the requirements to obtain or retain any available exemption from Section 16(b) of the Exchange Act.

     SECTION 13. Designation of Beneficiary

     (a) Participant may file, in a manner prescribed by the Committee (or its delegate), a written designation of a beneficiary who is to receive any Shares or cash from such Participant's Account under this Plan in the event of such Participant's death. If a Participant's death occurs subsequent to the end of an Offering Period but prior to the delivery to him or her of any Shares deliverable under the terms of this Plan, such Shares and any remaining balance of such Participant's Account shall be paid to such beneficiary (or such other person as set forth in Section 13(b)) as soon as administratively practicable after the Company receives notice of such Participant's death and any outstanding unexercised Option shall terminate. If a Participant's death occurs at any other time, the balance of such Participant's Account shall be paid to such beneficiary (or such other person as set forth in Section 13(b)) in cash as soon as administratively practicable after the Company receives notice of such Participant's death and such Participant's Option shall terminate. If a Participant is married and the designated beneficiary is not his or her spouse, spousal consent shall be required for such designation to be effective.

     (b) Beneficiary designations may be changed by the Participant (and his or her spouse, if required) at any time on forms provided and in the manner prescribed by the Committee (or its delegate). If a Participant dies with no validly designated beneficiary under this Plan who is living at the time of such Participant's death, then the Participant's surviving spouse, if any, shall be deemed to be the beneficiary. If a Participant dies without a surviving spouse and with no validly designated beneficiary under this Plan who is living at the time of such Participant's death, the Company shall deliver all Shares and/or cash payable pursuant to the terms hereof to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed, the Company, in its discretion, may deliver such Shares and/or cash to any one or more dependents or relatives of the Participant, or if no dependent or relative is known to the Company, then to such other person as the Committee deems appropriate.

     SECTION 14. Transferability

     Neither Contributions credited to a Participant's Account nor any Options or rights with respect to the exercise of Options or right to receive Shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 13) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an event terminating such Participant's status as an Eligible Employee for that Offering Period for purposes of, and such Participant's Plan participation for that Offering Period may be terminated pursuant to, Section 11. During a Participant's lifetime, Options shall only be exercisable by him or her.

     SECTION 15. Use of Funds; Interest

     All Contributions received or held by the Company under this Plan will be included in the general assets of the Company and may be used for any corporate purpose. No interest will be paid to any Participant or credited to his or her Account under this Plan.

     SECTION 16. Reports

     Statements shall be provided to Participants as soon as administratively practicable following each Exercise Date. Each Participant's statement shall set forth, as of such Exercise Date, that Participant's Account balance immediately prior to the exercise of his or her Option, the Fair Market Value of a Share, the Option Price, the number of Shares purchased and his or her remaining Account balance, if any.

     SECTION 17. Adjustments of and Changes in the Stock

     (a) The number of Shares covered by each Option which has not yet been exercised and the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under Option, as well as the price per Share covered by each Option which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares or price per Share of Common Stock subject to an Option.

     (b) In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date.

     SECTION 18. Term of Plan; Approval by Shareholders; Amendment or
Termination

     (a) This Plan shall become effective July 1, 1997. No new Offering Periods shall commence after June 30, 2007 and this Plan shall, unless sooner terminated pursuant to this Section 18, terminate on later of July 1, 2007 or the first Business Day following the last Exercise Date for any Offering Period.

     (b) This Plan shall be submitted for the approval of the Company's stockholders within 12 months after the date of the Board's initial adoption of this Plan. If stockholder approval is not obtained, this Plan shall be void and each Participant's Account shall be returned without interest.

     (c) The Board may amend, suspend or terminate this Plan at any time and from time to time; provided, however, that, if any amendment would (i) materially increase the benefits accruing to Participants under this Plan, (ii) materially increase the aggregate number of shares of Common Stock that may be issued under this Plan, or (iii) materially modify the requirements as to eligibility for participation in this Plan, then to the extent required under
Section 423 of the Code or any other applicable law, or if deemed necessary or advisable by the Committee, such amendment shall be subject to stockholder approval. Notwithstanding anything else contained herein, the Committee shall have the right to designate from time to time Subsidiaries whose employees are not eligible to participate in the Plan and such designations shall not constitute an amendment to the Plan requiring stockholder approval in accordance with Treasury Regulation Section 1.423-2(c)(4).

     SECTION 19. Notices

     All notices or other communications by a Participant to the Company contemplated by this Plan shall be deemed to have been duly given when received in the form and manner specified by the Committee (or its delegate) at the location, or by the person, designated by the Committee (or its delegate) for that purpose.

     SECTION 20. Conditions Upon Issuance of Shares

     Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares complies with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, any applicable state securities laws, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed.

     As a condition precedent to the exercise of any Option, if, in the opinion of counsel for the Company such a representation is required under applicable law, the Company may require any person exercising such Option to represent and warrant that the Shares subject thereto are being acquired only for investment and without any present intention to sell or distribute such Shares.

     SECTION 21. Additional Restrictions of Rule 16b-3

     The terms and conditions of Options granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3 promulgated thereunder ("Rule 16b-3"). This Plan shall be deemed to contain, and Options shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as the Committee (or its delegate) may determine, in its discretion, are required by Rule 16b-3 to qualify for the maximum exemption available from Section 16 of the Exchange Act.

     SECTION 22. Employee's Rights

     (a) Neither the adoption of the Plan nor the grant of any Option will confer upon any Participant any right to continued employment with the Company or any Subsidiary or affect in any way the right of the Company or any Subsidiary to terminate the employment relationship.

     (b) Each Participant shall have all of the rights of a shareholder following the exercise of his or her Option, including the right to receive dividend payments and the right to vote the Shares acquired upon exercise of the Option.

     SECTION 23. Governing Law

     This Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland. If any provisions shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue to be fully effective.

                                                                      APPENDIX B

                                SUNAMERICA INC.

                1998 LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN
                        FOR THE CHIEF EXECUTIVE OFFICER

     SECTION 1. Purpose. The purpose of this 1998 Long-Term Performance-Based Incentive Plan (the "Plan") is to advance the interests of SunAmerica Inc. (the "Company") by providing Mr. Eli Broad, Chairman, President and Chief Executive Officer of the Company with a compensation arrangement that rewards him for significant gains in shareholder wealth as measured by the performance of the Company's Common Stock ("Stock") against the S&P 500 Index Total Return to Shareholders, as defined in Section 5.2(d).

     The Plan is intended to accomplish these goals by enabling the Company to grant Awards in the form of Options, all as more fully described below.

     SECTION 2. Administration. Unless otherwise determined by the Board of Directors of the Company (the "Board"), the Plan will be administered by a Committee of the Board designated for such purpose (the "Committee"). The Committee shall consist of at least two directors. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members. So long as the Stock is registered under the Securities Exchange Act of 1934 (the "1934 Act"), all members of the Committee shall be disinterested persons within the meaning of Rule 16b-3 under the 1934 Act and outside directors within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee will have authority, not inconsistent with the express provisions of the Plan and in addition to other authority granted under the Plan, to (a) grant Awards at such time or times as they are earned in accordance with the Plan, (b) prescribe the form or forms of instruments that are required or deemed appropriate under the Plan, including any required written notices and elections, and change such forms from time to time; (c) adopt, amend and rescind rules and regulations for the administration of the Plan; and (d) interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations and actions of the Board, and all other determinations and actions of the Board made or taken under authority granted by any provision of the Plan, will be conclusive and will bind all parties. Nothing in this paragraph shall be construed as limiting the power of the Committee to make adjustments under Section 8.6.

     Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent that no such determination has been made by the Board or the Committee and any provision of the Plan or action by the Committee or Board fails to so comply, such actions shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

     SECTION 3. Effective Date and Term of Plan. The Plan will become effective on the date on which it is approved by the Shareholders of the Company. The Plan will cover the five fiscal years beginning October 1, 1998.

     SECTION 4. Shares Subject to the Plan. Subject to the adjustment as provided in Section 8.6 below, the aggregate number of options to be awarded during any year of the Plan shall not exceed 2,025,000, plus the Carryover Amount. The "Carryover Amount" is options with respect to 2,025,000 shares for each Plan commencing on or after October 1, 1998 and ending prior to the year for which the Award is being made, reduced by the number of options awarded during any fiscal year of the Plan.

     No fractional shares of Stock will be delivered under the Plan.

     SECTION 5. Participation and Awards

     5.1 Participation. Mr. Eli Broad, Chairman, President and Chief Executive Officer of the Company, is the sole participant in the Plan. Mr. Broad will receive an Award under the Plan following the end of each fiscal year, beginning with the year ending September 30, 1999, when and only if the Ending Market Value of the Stock exceeds its Beginning Market Value by an amount greater than the S&P 500 Index Total Return to Shareholders over the comparable period. Awards will be based on the Beginning Market Value and the Ending Market Value for each fiscal year the Plan is in effect.

     5.2 Determination of Awards

     (a) Award. Promptly following the end of each fiscal year of the Plan, the Committee shall determine whether Ending Market Value exceeds Beginning Market Value for such period. If Ending Market Value is less than or equal to Beginning Market Value, no Award will be made. If Ending Market Value exceeds Beginning Market Value, the Committee shall then determine the "S&P Return Value" for such period in the manner described below. If the Ending Market Value exceeds the S&P Return Value, Mr. Broad will be entitled to receive an Award, as specified below, valued at one and eight-tenths percent (1.8%) of such excess (the "Award Amount"). To the extent required under the Code, the Committee shall certify the achievement of the performance goals.

     (b) Beginning Market Value. For purposes of this Plan, "Beginning Market Value" means the average closing price of the Stock for each of the 20 trading days commencing 10 trading days prior to the first trading day of the relevant period (the "Beginning Stock Price") multiplied by the weighted average number of shares of Stock outstanding during such period, computed in the manner used to determine net income per common share in the Company's financial statements (the "Weighted Average Shares") except that the Beginning Stock Price for a particular period shall never be less than the Ending Stock Price for any previously elapsed period with respect to which an Award was made under in the Plan; provided, however, that the Beginning Market Value for the 1999 fiscal year award shall not be less than the Ending Market Value as determined for the award under the Long-Term Performance-Based Incentive Plan, Amended and Restated in 1996, for fiscal year 1998.

     (c) Ending Market Value. For purposes of this Plan, "Ending Market Value" means the average closing price of the Stock for each of the 20 trading days commencing 9 trading days prior to the last trading day of the relevant period (the "Ending Stock Price") multiplied by the Weighted Average Shares outstanding during such period. Ending Market Value shall be adjusted for the payment of cash dividends during the period, assuming such dividends had been reinvested in Stock on the date paid to stockholders using the methodology consistent with the determination of the S&P 500 Index Total Return to Shareholders.

     (d) S&P 500 Index Total Return to Shareholders. For purposes of this Plan, "S&P 500 Index Total Return to Shareholders" for a particular period shall mean the Standard & Poor's 500 Index

Total Return to Shareholders as determined by Standard & Poor's Compustat (or its successor), measured from the first day of the period in question to the last day.

     (e) S&P Return Value. For purposes of this Plan, "S&P Return Value" means Beginning Market Value multiplied by the sum of one (1) plus the S&P 500 Index Total Return To Shareholders, provided that the S&P Return Value for a period under the Plan may never be less than the Beginning Market Value for such period.

     5.3 Payment of Awards. The Award to be made following any fiscal year shall consist of Options covering a number of shares of Stock equal to two and one-half times the number obtained by dividing the Award Amount by the Ending Stock Price for the period. The Options shall be granted upon the terms and conditions set forth below.

     5.4 Awards for Partial Years

     (a) If Mr. Broad's employment is terminated during any fiscal year of the Plan other than by the Company for Cause or by Mr. Broad with Good Reason, Mr. Broad will be entitled to receive an Award based on the performance of the Stock versus the S&P 500 Index through the date of termination. In addition, on the day prior to the consummation of any "covered transaction" (as defined in Section 7.3), Mr. Broad will be entitled to receive an Award based on the performance of the Stock versus the S&P 500 Index through such date.

     (b) Cause. For purposes of this Plan, "Cause" means (i) conviction of a felony or other crime involving fraud, dishonesty or moral turpitude, (ii) fraud with respect to the business of the Company, or (iii) gross neglect of duties of the office specified in writing by the Board. For purposes of this Plan, Mr. Broad shall not be deemed to have been terminated for Cause until the later to occur of (i) the 30th day after notice of termination is given and (ii) the delivery to him of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Company's directors at a meeting called and held for that purpose, and at which Mr. Broad together with his counsel was given an opportunity to be heard, finding that Mr. Broad was guilty of conduct described in the definition of "Cause" above, and specifying the particulars thereof in detail.

     (c) Good Reason. For purposes of this Plan, "Good Reason" means (1) to enter public service; or (2) by reason of death, Disability or normal retirement in accordance with the policies set by the Board of Directors; or (3) within 120 days after the occurrence without his express written consent of any of the following events, provided that Mr. Broad gives notice to the Company at least 30 days in advance requesting that the situation be remedied, and the situation remains unremedied upon expiration of such 30-day period:

          (i) Mr. Broad's removal from, or any failure to reelect him to, the positions of Chairman of the Board, President or Chief Executive Officer, except in connection with his termination for Cause or termination by him other than for Good Reason; or

          (ii) reduction in Mr. Broad's rate of base salary for any fiscal year to less than 100 percent of the rate of base salary paid to him in fiscal 1998; or

          (iii) failure of the Company to continue in effect any retirement, life insurance, medical insurance or disability plan in which Mr. Broad was participating on the date of Board adoption of this Plan unless the Company provides Mr. Broad with a plan or plans that provide substantially similar benefits; or

          (iv) a Change of Ownership, which shall be deemed to have occurred (1) if individuals who, as of the effective date of this Plan, constitute the Board of Directors of the Company (the

     "Board of Directors" generally and as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the directors constituting the Board of Directors, provided that any person becoming a director subsequent to the effective date of this Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters (3/4) of the then directors who are members of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is (A) in connection with the acquisition by a third person, including a "group" as such term is used in Section 13(d)(3) of the 1934 Act, of beneficial ownership, directly or indirectly, of 20% or more of the combined voting securities ordinarily having the rights to vote for the election of directors of the Company (unless such acquisition of beneficial ownership was approved by a majority of the Board of Directors who are members of the Incumbent Board), or (B) in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board, or (2) on the day prior to the consummation of any "covered transaction" (as defined in Section 7.3); or

          (v) any purported termination by the Company of Mr. Broad's employment for Cause that is not effected in compliance with paragraph (b) of this
     Section 5.4.

     (d) Disability. For purposes of this Plan, "Disability" means an illness, injury, accident or condition of either a physical or psychological nature as a result of which Mr. Broad is unable to perform substantially the duties and responsibilities of his position for 180 days during a period of 365 consecutive calendar days.

     SECTION 6. Options

     6.1 Nature of Options; Grant Date. An Option will entitle Mr. Broad to purchase Stock at a specified exercise price. The grant date for each Option shall be the last trading day used to determine the Ending Stock Price used in calculating the Award.

     6.2 Exercise Price. The exercise price of an Option will be the fair market value of the Stock subject to the Option, determined as of the grant date. In no case may the exercise price paid for Stock which is part of an original issue of authorized Stock be less than the par value per share of the Stock.

     6.3 Duration of Options. The latest date on which an Option may be exercised will be the tenth anniversary of the day immediately preceding the date the Option was granted.

     6.4 Exercise of Options. Options granted under any Award will be exercisable immediately upon such grant. Any exercise of an Option must be in writing, delivered or mailed to the Company, accompanied by (1) any documents required by the Committee and (2) payment in full in accordance with paragraph
(e) below for the number of shares for which the Option is exercised.

     6.5 Payment for Stock. Stock purchased on exercise of an Option must be paid for as follows: (1) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company; or (2)(i) through the delivery of shares of Stock which have been outstanding for at least six months and which have a fair market value on the last business day preceding the date of exercise equal to the exercise price, or (ii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (iii) by any combination of the permissible forms of payment.

     SECTION 7. Events Affecting Outstanding Options

     7.1 Qualifying Termination. If Mr. Broad's employment with the Company terminates either (a) by the Company other than for Cause; or (b) by Mr. Broad for Good Reason (each a "Qualifying Termination") he (or his executor or administrator or the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution) may exercise all or any Options he then holds at any time prior to the expiration of their respective terms.

     7.2 Termination of Employment (Other than a Qualifying Termination). If Mr. Broad's employment with the Company terminates other than in connection with a Qualifying Termination, all Options will continue to be exercisable for a period of ninety days following the termination and shall thereupon terminate, unless the termination was by the Company for Cause, in which case all such Options shall immediately terminate. In no event, however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7.

     7.3 Certain Corporate Transactions. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding Stock by a single person or entity or by a group of person and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company's assets or a dissolution or liquidation of the Company (a "covered transaction"), all outstanding Options will terminate as of the effective date of the covered transaction.

     SECTION 8. General Provisions

     8.1 Documentation of Awards. Awards will be evidenced by such written instruments, if any, as may be prescribed by the Committee from time to time.

     8.2 Rights as a Stockholder. Except as specifically provided by the Plan, the receipt of an Award will not give Mr. Broad rights as a stockholder; he will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, upon actual receipt of Stock.

     8.3 Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Stock pursuant to the Plan (a) until all conditions of the Award have been satisfied or removed, (b) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, (c) if the outstanding Stock is at the time listed on any stock exchange, until those shares to be delivered have been listed or authorized to be listed on such exchange and official notice of issuance is provided, and (d) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

     8.4 Tax Withholding. Upon the exercise of any Options, the Committee will have the right to require that Mr. Broad or his representative remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Stock. If and to the extent that such withholding is required, the Committee may permit Mr. Broad or such other person to elect at such time and in such manner as the Committee provides to have the Company hold back from the shares to be delivered, or to deliver to the Company, Stock having a value calculated to satisfy the withholding requirement.

     8.5 Nontransferability of Awards. Any derivative security issued under this Plan shall not be transferable by Mr. Broad other than by will or the laws of descent and distribution, to the extent such restriction on transferability is among the conditions necessary to secure the benefits of Rule 16b-3 or to exempt the grant of the derivative security from the operation of Section 16(b) under the 1934 Act. To the extent that such restriction on transferability is not among such conditions, Options granted hereunder shall be transferable to the extent determined by the Committee. The designation of a beneficiary shall not constitute a transfer in violation of these provisions.

     8.6 Adjustments.

     (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capitalization, or other distribution to common stockholders other than normal cash dividends, after the effective date of the Plan, the Committee will make any appropriate adjustments to the maximum number of shares that may be delivered under the Plan under
Section 4 above.

     (b) In any event referred to in paragraph (a), the Committee will also make any appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision included in or relating to the calculation of Awards (including the Beginning Stock Price determined in accordance with Section 5.2(b)) affected by such change. The Committee may also make appropriate adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidation, acquisition, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve (but not enhance) the benefits under the Plan.

     8.7 Employment Rights, Etc. Neither the adoption of the Plan nor the grant of Awards will confer upon Mr. Broad any right to continued retention by the Company as an employee or otherwise, or affect in any way the right of the Company to terminate an employment relationship at any time.

     8.8 Deferral of Payments. The Committee may agree at any time, upon Mr. Broad's request but subject to its discretion, to defer the date on which any payment under an Award will be made.

     SECTION 9. Effect, Discontinuance, Cancellation, Amendment and
Termination. The Committee may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without Mr. Broad's consent, amend the Plan or any outstanding Award so as to adversely affect his rights under the Plan or any outstanding Awards. Any amendment to the Plan shall be approved by the Company's shareholders if, in the discretion of the Committee, such approval is necessary or desirable to insure continued compliance with Section 162(m) of the Internal Revenue Code.

                                                            COMMON STOCK

--------|
--------|

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS LISTED BELOW:

1.  Election of Directors  FOR all nominees [ ]         WITHHOLD AUTHORITY to vote    [ ]          *EXCEPTIONS    [ ]
                           listed below                 for all nominees listed below

Nominees: Eli Broad, William F. Aldinger, III, Karen Hastie-Williams, Phillip G. Heasley, David O. Maxwell, Barry Munitz,
          Lester Pollack, Carl E. Reichardt, Sanford C. Sigoloff, Harold M. Williams, Jay S. Wintrob

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN
               THE SPACE PROVIDED BELOW.)
*Exceptions:
             ----------------------------------------------------------------------------------------------------------------------

2.  Approval of the SunAmerica 1997 Employee Stock Purchase Plan.     3.  Approval of the 1998 Long-Term Performance-Based Incentive
                                                                          Plan for the Chief Executive Officer.
    FOR [ ]     AGAINST [ ]      ABSTAIN [ ]                              FOR [ ]     AGAINST [ ]      ABSTAIN [ ]

                                                                          Change of Address and or Comments Mark Here  [ ]

                                                                          (Please sign EXACTLY as your name appears hereon.) When
                                                                          signing as attorney, executor, administrator, trustee or
                                                                          guardian, please give full title. If more than one
                                                                          trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in
                                                                          partnership name by authorized person.

                                                                          Dated:                                             , 1998
                                                                                 -------------------------------------------

                                                                          ---------------------------------------------------------

                                                                          ---------------------------------------------------------
                                                                          Votes must be indicated (x) in Black or Blue ink.      [X]
    (Please sign, date and return this proxy in the enclosed postage prepaid envelope.)


                                SUNAMERICA INC.
                                  COMMON STOCK
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 13, 1998

        The undersigned hereby appoints Eli Broad, Chairman of the Board and Chief Executive Officer, and Jay S. Wintrob, Vice Chairman, and each of them, as proxies with full power of substitution and revocation, to vote in the name, place and stead of the undersigned, with all powers the undersigned would possess if personally present, all of the shares of SunAmerica Inc. the undersigned is entitled to vote at said Company's annual meeting of shareholders to be held on February 13, 1998 and at all adjournments thereof.

        The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement for such meeting, dated December 31, 1997.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be dated and signed on the reverse side.)

                                        SUNAMERICA, INC.
                                        P.O. BOX 11256
                                        NEW YORK, N.Y. 10203-0256

                                                            CLASS B STOCK

--------|
--------|

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS LISTED BELOW:

1.  Election of Directors  FOR all nominees [ ]         WITHHOLD AUTHORITY to vote    [ ]          *EXCEPTIONS    [ ]
                           listed below                 for all nominees listed below

Nominees: Eli Broad, William F. Aldinger, III, Karen Hastie-Williams, Phillip G. Heasley, David O. Maxwell, Barry Munitz,
          Lester Pollack, Carl E. Reichardt, Sanford C. Sigoloff, Harold M. Williams, Jay S. Wintrob

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN
               THE SPACE PROVIDED BELOW.)
*Exceptions:
             ----------------------------------------------------------------------------------------------------------------------

2.  Approval of the SunAmerica 1997 Employee Stock Purchase Plan.     3.  Approval of the 1998 Long-Term Performance-Based Incentive
                                                                          Plan for the Chief Executive Officer.
    FOR [ ]     AGAINST [ ]      ABSTAIN [ ]                              FOR [ ]     AGAINST [ ]      ABSTAIN [ ]

                                                                          Change of Address and or Comments Mark Here  [ ]

                                                                          (Please sign EXACTLY as your name appears hereon.) When
                                                                          signing as attorney, executor, administrator, trustee or
                                                                          guardian, please give full title. If more than one
                                                                          trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in
                                                                          partnership name by authorized person.

                                                                          Dated:                                             , 1998
                                                                                 -------------------------------------------

                                                                          ---------------------------------------------------------

                                                                          ---------------------------------------------------------
                                                                          Votes must be indicated (x) in Black or Blue ink.      [X]
    (Please sign, date and return this proxy in the enclosed postage prepaid envelope.)


                                SUNAMERICA INC.
                         NONTRANSFERABLE CLASS B STOCK
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 13, 1998

        The undersigned hereby appoints Eli Broad, Chairman of the Board and Chief Executive Officer, and Jay S. Wintrob, Vice Chairman, and each of them, as proxies with full power of substitution and revocation, to vote in the name, place and stead of the undersigned, with all powers the undersigned would possess if personally present, all of the shares of Nontransferable Class B Stock of SunAmerica Inc. the undersigned is entitled to vote at said Company's annual meeting of shareholders to be held on February 13, 1998 and at all adjournments thereof.

        The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement for such meeting, dated December 31, 1997.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be dated and signed on the reverse side.)

                                        SUNAMERICA, INC.
                                        P.O. BOX 11256
                                        NEW YORK, N.Y. 10203-0256